Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
THE LAMAR COMPANY, L.L.C.,
FAIRWAY OUTDOOR LLC
FMG KENTUCKY, LLC
AND
FMG VALDOSTA, LLC
DATED AS OF DECEMBER 9, 2022

TABLE OF CONTENTS
PAGE

ARTICLE I PURCHASE AND SALE		1
1.1	Purchase and Sale of Purchased Assets	1
1.2	Excluded Assets	3
1.3	Assumed Liabilities	4
1.4	Excluded Liabilities	4
1.5	Purchase Price	5
1.6	Closing Payments	5
1.7	Adjustment of the Purchase Price	5
1.8	Escrow Amount	9
ARTICLE II CLOSING		9
2.1	Closing	9
2.2	Deliveries by the Sellers at Closing	9
2.3	Deliveries by Purchaser at the Closing	10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS		11
3.1	Organization and Power	11
3.2	Authorization of Agreement	11
3.3	Conflicts; Consents of Third Parties	12
3.4	Financial Statements	12
3.5	Absence of Certain Developments	13
3.6	Legal Proceedings	13
3.7	Compliance with Laws; Permits	14
3.8	Taxes	14
3.9	Title to Properties	15
3.10	Environmental Matters	16
3.11	Material Contracts	17
3.12	Personal Property	19
3.13	Intellectual Property	19
3.14	Employee Benefit Plans	19
3.15	Labor and Employment Matters	21
3.16	Transactions With Related Parties	22
3.17	Insurance	22
3.18	Financial Advisors	22
3.19	Certain Payments	23
3.20	Structures and Panels	23
3.21	Insolvency	23
3.22	Limitations of Representations and Warranties	23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
4.1	Organization and Power	24
4.2	Authorization of Agreement	25
4.3	Conflicts; Consents of Third Parties	25

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4.4	Legal Proceedings	25
4.5	Financial Capability	26
4.6	Financial Advisors	26
4.7	No Other Representations and Warranties; No Reliance; Purchaser Investigation	26
ARTICLE V COVENANTS		26
5.1	Cooperation.	26
5.2	Confidentiality	27
5.3	Preservation of Records	27
5.4	Publicity	28
5.5	Use of Marks	28
5.6	Employees	28
5.7	Consent to Assignment of Contracts and Permits	30
5.8	Post-Closing Deliveries	32
ARTICLE VI INDEMNIFICATION		32
6.1	Survival	32
6.2	Indemnification by Sellers	32
6.3	Indemnification by Purchaser	34
6.4	Limitations on Indemnification	34
6.5	Conditions of Indemnification	35
6.6	Insurance Policies; Mitigation	36
ARTICLE VII TAX MATTERS		37
7.1	Purchase Price Allocation	37
7.2	Proration	37
7.3	Withholding	38
ARTICLE VIII MISCELLANEOUS		38
8.1	Expenses	38
8.2	Governing Law	39
8.3	Submission to Jurisdiction; Waivers	39
8.4	Further Assurances	39
8.5	Entire Agreement	39
8.6	Amendments and Waivers	40
8.7	Notices	40
8.8	Severability	41
8.9	Specific Performance	41
8.10	No Third-Party Beneficiaries; No Recourse Against Affiliates; Liability	41
8.11	Assignment	42
8.12	Cooperation with Legal Proceedings	42
8.13	Provisions Respecting Legal Representation	42
8.14	Counterparts	43
ARTICLE IX DEFINITIONS AND INTERPRETATIONS		43
9.1	Certain Definitions	43

ii

9.2	Certain Interpretive Matters	53
ARTICLE X OWNER GUARANTY		54
10.1	Owner Guaranty	54

Exhibits

Exhibit A                          Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B                          Form of IP Assignment
Exhibit C                          Form of Transition Services Agreement
Exhibit D                          Form of Escrow Agreement

Schedules
Schedule A                   Sellers’ Disclosure Schedule
Schedule B                   Purchaser Disclosure Schedule
Schedule C                   Offered Employees

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is entered into as of December 9, 2022 (this “Agreement”), by and among (i) The Lamar Company, L.L.C., a Louisiana limited liability company (“Purchaser”), (ii) Fairway Outdoor LLC, a Delaware limited liability company (“Fairway Outdoor”), (iii) FMG Kentucky, LLC, a Delaware limited liability company (“FMG Kentucky”), (iv) FMG Valdosta, LLC, a Delaware limited liability company (together with Fairway Outdoor and FMG Kentucky, the “Sellers” and each, a “Seller”), and, solely for the purpose of Article X, the undersigned beneficial owners of Sellers (collectively referred to as the “Owners”, and each an “Owner”). Purchaser and the Sellers are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article IX.
W I T N E S S E T H:
WHEREAS, as of the date of this Agreement, the Sellers are engaged in the business of selling outdoor advertising space, and producing signs for use, on billboards in the Area (the “Business”); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Parties desire that Purchaser purchase and acquire from Sellers, and that Sellers sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens (except Permitted Liens), the Purchased Assets, and that Purchaser assume the Assumed Liabilities for the consideration described herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1      Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to all assets owned or leased, or used primarily in the operation of the Business, including the following (the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens):
(a)            all Structures;
(b)            all Owned Real Property;
(c)            all Sign Location Leases;

(d)            all Advertising Contracts;
(e)            rights, obligations and claims under those wireless communication contracts for antennae attached to the Structures, including those listed in Section 1.1(e) of the Sellers’ Disclosure Schedule (the “Wireless Contracts”);
(f)            to the extent transferable upon the processing of applicable administrative documents, all (x) Outdoor Advertising Permits, and (y) any other Permits that relate primarily to the Business (collectively, the “Transferred Permits”);
(g)            rights and benefits under Contracts with third parties that grant to any Seller or its Affiliates any rights to a defense or to be indemnified for any cost, expense, liability, Loss or damage by a third party to the extent relating to the Business or the Purchased Assets (the “Indemnity Agreements”); provided that those certain rights to a defense or to be indemnified, as applicable, for such cost, expense, liability, Loss or damage related to any Excluded Liabilities (the “Excluded Third Party Indemnity Rights”) shall not be sold, assigned, transferred, conveyed or furnished to Purchaser;
(h)            rights and benefits under those Contracts with third parties that are non-competition agreements or non-interference agreements to the extent related to the Business or the Purchased Assets (the “Assigned Non-Competition Agreements”);
(i)            rights and benefits under Contracts with third parties pursuant to which, and to the extent that, Seller, its Affiliates or their predecessors acquired ownership or leasehold interest in the Purchased Assets, including those described in Section 1.1(i) of the Sellers’ Disclosure Schedule (the “Acquisition Agreements”);
(j)            all Books and Records to the extent relating to the Business or Purchased Assets, including Sign Location Lease files, Transferred Permit files, Advertising Contract files, customer and lessor correspondence files comprising part of such Books and Records to the extent relating to the Business or Purchased Assets, but excluding any Books and Records referred to in Section 1.2(c);
(k)            except for the Fairway Marks, all Owned Intellectual Property used primarily in the operation of the Business (the “Acquired Owned IP”);
(l)            all Licensed Intellectual Property used primarily in the operation of the Business (together with the Acquired Owned IP, collectively, the “Acquired IP”);
(m)            except with respect to the Fairway Marks, all creative, promotional, marketing and advertising materials (whether in hard copy or computer or other electronic format) of Sellers primarily used in, held for use primarily in connection with or primarily relating to the operation of the Business;
(n)            all claims, prepayments, refunds, causes of action, rights of recovery, rights of set off, rights of recoupment, rights, counterclaims, credits, causes of action or rights of set-off against any Person to the extent primarily arising out of or primarily relating to the Purchased Assets;

(o)            all tangible personal property of Sellers used primarily in the operation of the Business, including but not limited to all unbuilt structures, sections, lights, spare parts, inventory and supplies, equipment and rolling stock utilized in or useful for operation of the Structures;
(p)            the facility leases described on Section 1.1(p) of the Sellers’ Disclosure Schedule (the “Facility Leases”);
(q)            all keys, security codes and, to the extent actually held in Sellers’ possession as of immediately prior to the Closing, original files for (1) all Leased Real Property and Owned Real Property, and (2) those Permits to the extent related primarily to the Business;
(r)            all goodwill and going concern value of Sellers primarily arising out of or relating to the Business or the Purchased Assets;
(s)            all other intangible assets to the extent primarily used or primarily useful in the operation of the Purchased Assets or Business, including without limitation all rights to telephone numbers and post office boxes; causes of action, claims and demands of whatever nature (whether or not liquidated) of Sellers or their Affiliates to the extent primarily relating to the Purchased Assets, including condemnation rights and proceeds, and all rights against suppliers (including manufacturers and contractors) under warranties covering any of the same, including but not limited to warranties of manufacturers and installers of digital Structures; and
(t)            all Contracts of Sellers set forth on Section 1.1(t) of the Sellers’ Disclosure Schedule (the “Other Assigned Contracts”).
1.2      Excluded Assets. The Purchased Assets do not include, and Sellers are not selling, assigning, transferring, conveying, furnishing or physically delivering (as applicable) to Purchaser, and Purchaser is not accepting or acquiring from Sellers, any of the assets, properties or rights set forth in this Section 1.2 (collectively, the “Excluded Assets”):
(a)            the Fairway Marks;
(b)            the Excluded Third Party Indemnity Rights;
(c)            the corporate seals, charter documents, minute books, stock books, income or franchise tax records, and books of account or other records having to do with the corporate organization of Sellers;
(d)            the rights which accrue or will accrue to Sellers under this Agreement;
(e)            any Contracts or business relationships with Sellers’ employees;
(f)            cash and cash equivalents and all bank accounts of Sellers;
(g)            all accounts receivable of Sellers;
(h)            all capital stock, membership interest or other equity of Sellers;

(i)            all capital stock, membership interest or other equity of any entity owned by Sellers;
(j)            all current insurance policies or binders insurance maintained by Sellers and relating to the Purchased Assets, the Business, operations, employees, officers or directors of Sellers;
(k)            all assets set forth in Section 1.2(k) of the Sellers’ Disclosure Schedule;
(l)            all Tax Returns of Sellers and related work papers and correspondence, all Tax assets and refunds, and claims for refunds of Taxes and other governmental charges with respect to the Purchased Assets for any taxable period ending on or before the Closing Date.
1.3      Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall assume and agree to pay, perform, and discharge all (i) Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder (a) are required to be performed after the Closing Date, (b) were incurred in the Ordinary Course of Business, and (c) do not relate to any failure to perform, improper performance, warranty obligation, or other breach, default, or violation by or on behalf of Sellers on or prior to, or that accrued prior to, the Closing; provided, that with respect to (c), the portion of any such Liabilities relating to any failure to perform, improper performance, warranty obligation, or other breach, default, or violation by or on behalf of Purchaser after, or that accrued after, the Closing shall be Liabilities assumed by Purchaser; (ii) any Transfer Taxes owed by Purchaser pursuant to Section 8.1(b); (iii) Liabilities or amounts allocated to Purchaser, or that Purchaser has agreed to assume, pursuant to Section 7.2 and for which the Base Price is adjusted downward pursuant to Section 1.7 and (iv) those current liabilities of Seller for which the Base Price is adjusted downward pursuant to Section 1.7 (collectively, the “Assumed Liabilities”).
1.4      Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or the Business of any kind or nature whatsoever, including, but not limited to, (i) all Taxes with respect to the Business relating to periods (or portions thereof) ending on or prior to the Closing Date, except for Taxes allocated to Purchaser pursuant to Section 7.2 (and for which the Base Price is adjusted downward pursuant to Section 1.7) or Section 8.1(b), (ii) all Taxes that are attributable to any asset or business of any of the Sellers that is not part of the Purchased Assets, (iii) the Closing Date Indebtedness, (iv) any amounts payable by any Seller to any of its Affiliates, (v) any Liabilities or Actions in respect of the Excluded Assets, (vi) any obligation for rental payments during the period prior to the Closing with respect to the Prestonsburg Facility, and (v) any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Sellers or the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with any Seller at any time on or prior to the Closing Date and/or due to any employee of Sellers as a result of the Transaction (collectively, the “Excluded Liabilities”). Sellers shall pay and satisfy in accordance with their terms all Excluded Liabilities.

1.5      Purchase Price. The aggregate cash purchase price for the Purchased Assets shall be an amount equal to (a) $78,600,000 (the “Base Price”), plus or minus (as applicable) (b) the net amount of all adjustments made pursuant to Section 1.7, and minus (c) the Closing Date Indebtedness (such resulting amount pursuant to Sections 1.5(a) – 1.5(c), the “Purchase Price”).
1.6      Closing Payments. At the Closing, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to one or more bank accounts designated in writing by Sellers at least one (1) Business Day prior to the Closing Date, the following amounts (each such payment, a “Closing Payment”):
(a)            payment to Sellers of the Closing Consideration;
(b)            payment to the Escrow Agent of a cash amount equal to the Escrow Amount for the Escrow Fund; and
(c)            payment, on behalf of Sellers, of the Closing Date Indebtedness to the payees thereof in accordance with the Payoff Letters.
Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.7(a).
1.7      Adjustment of the Purchase Price.
(a)            The Purchase Price shall be adjusted as follows:
(i)            decreased (i) by the pro-rata portion of the amount of any remaining balance at the Closing Date of trade outs received prior to the Closing Date or other credits due advertisers from Sellers as of the Closing Date; and (ii) for pre-billed and/or pre-collected accounts receivable items (whether or not pre-billed) for which outdoor advertising services are to be rendered on or after the Closing Date;
(ii)            increased or decreased, respectively, for Taxes relating to the Purchased Assets, including without limitation all personal property taxes and real property taxes on the Purchased Assets which are prepaid as of Closing (with respect to any time period on or after the Closing Date) or unpaid as of Closing (with respect to any time period prior to the Closing Date), in accordance with Section 7.2;
(iii)            decreased by any item of operating expense related to the operations of the Purchased Assets, including without limitation the expense of utilities to the Structures, for any time period prior to the Closing Date and which are unpaid as of Closing;
(iv)            increased by any item of operating expense related to the operations of the Purchased Assets, including without limitation the expense of utilities to the Structures, for any time period on or after the Closing Date and which are prepaid as of Closing;

(v)            increased by the pro-rata portion of any prepaid rental under any Facility Lease and/or Sign Location Lease which, in each case, has been prepaid for a period of not more than twelve months following the Closing Date;
(vi)            decreased by the pro-rata portion of any unpaid rental or fee under any Facility Lease (other than with respect to the Prestonsburg Lease) and/or Sign Location Lease relating to any period prior to the Closing Date, including without limit a pro-rata portion of any percentage rental paid in arrears;
(vii)            increased by the pro-rata portion of any prepaid fee or cost for any Transferred Permit relating to any period on or after the Closing Date;
(viii)            decreased by the pro-rata portion of any unpaid fee or cost under any Transferred Permit relating to any period prior to the Closing Date; and
(ix)            increased by all utility and similar deposits assigned by Sellers to Purchaser at Closing.
For the avoidance of doubt, all prorations under this Section 1.7 shall be calculated on a straight-line basis.  Notwithstanding anything to the contrary herein, the proration as of the Closing Date of percentage rents or fees payable under any particular Sign Location Lease shall be determined based upon the actual amount of revenue generated before the Closing Date, with the revenue projected for the period following the Closing Date being extrapolated and based on the revenue generated before the Closing Date.  By way of example only, if (a) percentage rents in respect of a particular Sign Location Lease are 20% of the amount, if any, by which the annual revenue exceeds $60,000, (b) the Closing occurs six months into the applicable lease year (i.e., with six months remaining in the lease year), and (c) as of the Closing Date, Sellers have generated $40,000 in revenue at such location during the first six months of the lease year, then Purchaser shall, at the Closing, be entitled to a credit against such percentage rent in the amount of $2,000.
(b)            Pre-Closing Statement. Sellers have delivered to Purchaser a statement (the “Pre-Closing Statement”) setting forth Sellers’ good faith estimate of (i) the Purchase Price (the “Estimated Purchase Price”), together with reasonably detailed calculations demonstrating each component thereof and (ii) the amount of the Closing Consideration payable to Sellers.
(c)            Final Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing based on the difference between the Final Closing Date Purchase Price (as determined in accordance with this Section 1.7) and the Estimated Purchase Price, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.7(f).
(d)            Closing Statement. No later than ninety (90) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Sellers a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Purchase Price (“Closing Date Purchase Price”). If Purchaser fails to deliver the Closing Statement within such ninety (90) day period, then the Estimated Purchase Price shall be deemed to be the amount of the Closing Date Purchase Price and be final and binding on the Parties.

(e)            Disputes.
(i)            Sellers shall have sixty (60) days to review the Closing Statement. If Sellers disagree with Purchaser’s calculation of the Closing Date Purchase Price as set forth in the Closing Statement, Sellers may, within sixty (60) days after receipt of the Closing Statement, deliver a written notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation and setting forth Sellers’ alternative calculations for each item of disagreement. Any matters not disputed in the Dispute Notice shall be deemed to have been accepted in all respects by Sellers and final and binding upon the Parties. If Sellers fail to deliver such notice during such sixty (60) day period, Sellers shall have waived their rights to contest the Closing Statement and the calculations of the Closing Date Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.7(f).
(ii)            If a Dispute Notice is duly delivered pursuant to Section 1.7(e)(i), Sellers and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount of the Closing Date Purchase Price. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, Sellers and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by Sellers and Purchaser to Grant Thornton LLP (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Purchase Price (it being agreed and understood that the Accounting Referee shall act as an expert (and not an arbitrator) to determine such disputed items or amounts (and, as a result thereof, the Closing Date Purchase Price) and shall do so based solely on written presentations and information provided by Purchaser and Sellers and not by independent review). Purchaser and Sellers shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee, provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable parties with Section 1.7(g) and the process and procedures for the submission of any written presentations by Sellers and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Purchase Price as to which Sellers have disagreed. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definition of the term Closing Date Indebtedness and Section 1.7(a)), and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to Sellers and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the items in dispute and the resulting Closing Date Purchase Price which amount of each such item in dispute shall be within the bounds of the applicable amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.7(d) and Sellers’ calculation delivered pursuant to Section 1.7(e)(i). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.7(c) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.7(e) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified. For example, if Sellers challenge the calculation of the Closing Date Purchase Price by an amount of $100,000, but the Accounting Referee determines that Sellers has a valid claim for only $60,000, Sellers shall bear 40% of the fees and expenses of the Accounting Referee and Purchaser shall bear the other 60% of such fees and expenses.
(f)            Final Closing Date Purchase Price. Following the time that the Closing Date Purchase Price is finally determined pursuant to this Section 1.7 (such finally determined amount, the “Final Closing Date Purchase Price”), payment shall be made as follows:
(i)            If the Final Closing Date Purchase Price is greater than the Estimated Purchase Price, within five (5) Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 1.7, Purchaser shall pay to Sellers, by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers, an amount equal to such excess.
(ii)            If the Final Closing Date Purchase Price is less than the Estimated Purchase Price, within five (5) Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 1.7, Sellers shall pay to Purchaser, by wire transfer of immediately available funds to one or more accounts designated in writing by Purchaser, an amount equal to such deficit.
Upon payment of the amounts provided in this Section 1.7(f) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.7. Notwithstanding the foregoing, nothing in this Agreement shall in any manner impair any right, remedy or recourse Purchaser may have against Sellers, their Affiliates or their respective Designated Representatives for Fraud in connection with this Agreement.
Any payment made pursuant to this Section 1.7 shall be treated as a purchase price adjustment for all U.S. federal (and as applicable, state and local) income tax purposes.
(g)            Cooperation.  During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Purchase Price in accordance with this Section 1.7, Sellers and Purchaser shall reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Purchase Price and in the conduct of the review referred to in this Section 1.7. Purchaser shall afford to Sellers and any accountants, counsel or financial advisers retained by Sellers in connection with the review of the Closing Date Purchase Price, reasonable access during normal business hours upon reasonable advance notice to the books, records, contracts, documents, information, executive personnel and representatives of Purchaser (to the extent related to the Purchased Assets and calculation of the Closing Date Purchase Price) and, if requested by Sellers, shall provide any such books, records, contracts, documents and information electronically (to the extent such information is able to be provided in electronic format), in each case to the extent reasonably necessary to the review of the Closing Statement and to the determination of the Closing Date Purchase Price.
1.8      Escrow Amount. At the Closing, a portion of the Estimated Purchase Price in an amount equal to the Escrow Amount shall be deposited with the Escrow Agent in accordance with the Escrow Agreement and such amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to as the “Escrow Fund”.
ARTICLE II
CLOSING
2.1      Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures in PDF format or by facsimile simultaneously with the execution and delivery of this Agreement (the day on which the Closing takes place being the “Closing Date”).
2.2      Deliveries by the Sellers at Closing. At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser the following:
(a)            with respect to the Purchased Assets, a Bill of Sale and Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), executed by Sellers;
(b)            an assignment, substantially in the form attached hereto as Exhibit B (the “IP Assignment”), transferring all of Sellers’ right, title and interest in and to the Acquired IP included in the Purchased Assets;
(c)            an executed counterpart to the Escrow Agreement, duly executed by each of the Escrow Agent and each Seller;
(d)            an IRS Form W-9 from each Seller;
(e)            to the extent available as of Closing, and except with respect to those properties identified on Section 2.2(e) of the Sellers’ Disclosure Schedule, (i) assignments of easements (in recordable form if the easement is recorded), to Purchaser, with respect to the Sign Location Leases that are easements, duly executed by the appropriate grantee under such easements, and (ii) limited warranty deeds (or the applicable jurisdiction’s equivalent thereof), subject to any Permitted Liens, to Purchaser, in recordable form, with respect each parcel of Owned Real Property, duly executed by the current title holder with respect thereto; provided, that as to any easement or limited warranty deed that is not so delivered at Closing, the Sellers shall comply with the terms of Section 5.8 herein below;

(f)            to the extent available as of Closing, Outdoor Advertising Permit transfer documents as are required to validly and fully transfer and assign all such Transferred Permits to Purchaser (or Purchaser’s designated Affiliate); provided, that as to any such permit transfer documents not delivered at Closing, Seller shall comply with the terms of Section 5.8 herein below;
(g)            resolutions of each Seller’s manager (or similar governing body) and members approving this Agreement and the Transaction;
(h)            a certificate of good standing of the Secretary of State in each jurisdiction in which any Seller is organized and qualified to do business, each dated not more than ten (10) days prior to the Closing Date, certifying that such Seller is in good standing and that all applicable Taxes and fees of such Seller through and including the Closing Date have been paid;
(i)            subject to all Permitted Liens and Leases, sole and complete control and possession of all Purchased Assets, including keys and security codes to all offices and properties, and all necessary passwords to computers and systems and all Sign Location Lease and Facility Lease files and Transferred Permit files;
(j)            a Transition Services Agreement in the form of Exhibit C attached (“TSA”);
(k)            written evidence of termination of the management agreements between any Seller and Standard Outdoor LLC, in form and substance reasonably satisfactory to Purchaser;
(l)            copies of one or more customary pay-off letters executed by the administrative agents or the lenders under any Closing Date Indebtedness, in each case, setting forth all amounts necessary to be paid in order to fully discharge each such Closing Date Indebtedness and providing for the irrevocable termination and release of all Liens relating to the Closing Date Indebtedness following satisfaction of the terms contained in such pay-off letters (the “Payoff Letters”); and
(m)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be reasonably requested by counsel to Purchaser or as may be required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.
2.3      Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers and the Escrow Agent, as applicable, the following:
(a)            to Sellers, the Escrow Agent and the payees of Closing Date Indebtedness, the applicable Closing Payment, as set forth in the Pre-Closing Statement delivered pursuant to Section 1.7(a);
(b)            to Sellers, the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;
(c)            to Sellers and the Escrow Agent, an executed counterpart to the Escrow Agreement, duly executed by Purchaser;

(d)            to Sellers, resolutions of Purchaser’s board of directors (or similar governing body) approving this Agreement and the Transaction;
(e)            to Sellers, appropriately executed counterparts to such assignments of easement and other instruments of transfer as contemplated by this Agreement;
(f)            to Sellers, the TSA, duly executed by Purchaser; and
(g)            such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be reasonably requested by counsel to Sellers or as may be required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth on the disclosure schedule delivered by Sellers to Purchaser on the date hereof concurrently with entry into this Agreement (the “Sellers’ Disclosure Schedule”) and attached to this Agreement as Schedule A (and provided that disclosure in any section of such Sellers’ Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, each Seller hereby represents and warrants to Purchaser as follows:
3.1      Organization and Power. Each of the Sellers is a limited liability company duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, operated or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Business Material Adverse Effect. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.
3.2      Authorization of Agreement. The execution, delivery and performance by the Sellers of the Transaction Agreements to which it is a party and the consummation of the Transaction have been duly authorized by the requisite limited liability company action on the part of such Seller. No other action on the part of any Seller is necessary to authorize (a) the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, (b) the performance of its obligations hereunder or thereunder and (c) the consummation of the Transaction. Each of the Transaction Agreements to which a Seller is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by the applicable Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
3.3      Conflicts; Consents of Third Parties.
(a)            Except as listed on Section 3.3(a) of the Sellers’ Disclosure Schedule, and assuming all Governmental Approvals as contemplated by Section 3.3(b) below have been obtained and are effective and all applicable waiting periods thereto have expired or been terminated and all filings and notifications described in Section 3.3(b) have been made, none of the execution, delivery and performance by any Seller of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by such Seller will (i) result in the creation of any Lien upon any material Purchased Asset, or (ii) conflict with, violate, breach or constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to any provision of (A) the Organizational Documents of any Seller; (B) any Material Contract, Material Sign Location Lease or material Permit with respect to the Business to which a Seller is a party or by which any of its properties or assets are bound; or (C) any Law applicable to any Seller with respect to the Business, except in the case of clauses (B) and (C), where such conflict, violation, breach or default would not, individually or in the aggregate, a Business Material Adverse Effect.
(b)            Except as set forth on Section 3.3(b) of the Sellers’ Disclosure Schedule, no consent, notice, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any Seller in connection with the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by Sellers, except for any such Governmental Approval, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
3.4      Financial Statements.
(a)            Section 3.4(a) of the Sellers’ Disclosure Schedule sets forth accurate and complete copies of the following financial information (collectively, the “Business Financial Information”):
(i)            unaudited revenues and certain expenses for the twelve month periods ended December 31, 2020 and December 31, 2021, in each case solely for the Business as operated in the Area, both in the aggregate for the Area and broken down by each of the markets comprising the Area; and
(ii)            unaudited balance sheets of the Sellers and the related statements of revenues and certain expenses, for the nine-month period ended September 30, 2022.
(b)            September 30, 2022, shall be referred to herein as the “Financial Information Reference Date”.

(c)            The Business Financial Information fairly presents, in all material respects, the financial condition of the Business and the revenues and certain expenses, and certain operating assets and liabilities of the Business, as operated in the Area, as of the dates and for the respective periods indicated, except (i) in each case as set forth on Section 3.4(c) of the Sellers’ Disclosure Schedule, (ii) the exclusion of certain costs, assets and liabilities, that are maintained by Sellers, and not allocated to the Business Financial Information, (iii) that such Business Financial Information may be subject to normal year-end adjustments and (iv) for the absence of notes thereto throughout the periods covered thereby.
(d)            Except as set forth on Section 3.4(d) of the Sellers’ Disclosure Schedule, the Sellers do not have any outstanding Indebtedness.
(e)            Except as set forth on Section 3.4(e) of the Sellers’ Disclosure Schedule, no Seller has any Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be reflected or reserved against on a combined balance sheet of the Sellers prepared in accordance with GAAP, other than (i) those which are adequately reflected or reserved against in the Business Financial Information as of the Financial Information Reference Date, (ii) those which have been incurred in the Ordinary Course of Business since the Financial Information Reference Date, (iii) those included in the calculation of the Closing Consideration, (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (v) those incurred in connection with the Transaction, and (vi) those under Contracts set forth on the Sellers’ Disclosure Schedule or not required to be listed thereon (but not for breaches thereof).
(f)            Sellers’ net outdoor advertising revenue (gross outdoor advertising revenue net of discounts, rebates, tradeouts, commercial sales, paper sales, paper commissions, and agency commissions) derived from the Structures, recognized on an accrual basis, for the period beginning on January 1, 2022, and ending August 31, 2022, exceeded $8,600,000. The aggregate effective annual ground lease expense beneath the Structures for the twelve (12) month period ending August 31, 2022, did not exceed $2,800,000.
3.5      Absence of Certain Developments. Except as set forth on Section 3.5 of the Sellers’ Disclosure Schedule, (a) since the Financial Information Reference Date, the Business has been conducted in all material respects in the Ordinary Course of Business and (b) since the Financial Information Reference Date until the date hereof, there has not been any event, change, occurrence, development or circumstance that has or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.
3.6      Legal Proceedings. Except as set forth on Section 3.6 of the Sellers’ Disclosure Schedule, there are no (a) pending or, to the Knowledge of Sellers, threatened, Legal Proceedings against the Sellers with respect to the Business that would reasonably be expected to result in (i) more than $50,000 in damages or (ii) injunctive relief prohibiting the consummation of the transactions contemplated hereby, except, in each case, for workers compensations claims and collections actions initiated by Seller in the Ordinary Course of Business or (b) Orders imposed upon Seller relating to the Purchased Assets or the Business. No event has occurred or facts or circumstances exist, which to the Knowledge of Sellers, reasonably would be expected to lead to any Legal Proceeding against the Sellers or the Business. Notwithstanding the foregoing, for all purposes of this Agreement, the Sellers do not make any representation or warranty (pursuant to this Section 3.6 or otherwise) regarding the effect of the applicable antitrust, merger control, competition or fair trade laws on its ability to execute, deliver or perform its obligations under this Agreement or to consummate the Transaction as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or Legal Proceeding under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Transaction.
3.7      Compliance with Laws; Permits.
(a)            Except as set forth on Section 3.7(a) of the Sellers’ Disclosure Schedule, each of the Sellers is in material compliance and each of the Sellers has, in the twelve (12) months prior to the date of this Agreement, complied with all Laws applicable to the ownership of the assets of the Sellers and the operation of the Business in all material respects. In the twelve (12) months prior to the date of this Agreement, neither of the Sellers has received any written notice of, or been formally charged by a Governmental Authority with, the material violation of any Laws applicable to the ownership of the Purchased Assets or the operation of the Business.
(b)            Except as set forth on Section 3.7(b) of the Sellers’ Disclosure Schedule, each of the Sellers holds and is in compliance with the terms of all (i) material Permits, other than Outdoor Advertising Permits, that, to the Sellers’ Knowledge,  are required for the ownership and/or operation of Purchased Assets and the operation of the Business, including for the Owned Real Property and Leased Real Property and (ii) Outdoor Advertising Permits required to operate each Material Structure. All such Permits are validly held by the Sellers and, since the Lookback Date, the Sellers have complied in all material respects with the terms and conditions thereof. Other than for missed or late payments that are still pending or have not been paid in full which such payments, in the aggregate, are less than $5,000, in the three (3) years prior to the date of this Agreement, neither the Sellers, nor any of their respective Affiliates has received written notice of any Legal Proceeding relating to any such Permits of the Business.
(c)            None of the representations and warranties contained in this Section 3.7 shall be deemed to relate to tax matters (which are governed by Section 3.8), environmental matters (which are governed by Section 3.10), employee benefits matters (which are governed by Section 3.14), or employment matters (which are governed by Section 3.15).
3.8      Taxes. Except (i) as set forth on Section 3.8 of the Sellers’ Disclosure Schedule or (ii) to the extent an inaccuracy of the following would neither be reasonably expected to result in a Lien on any of the Purchased Assets nor a Liability to Purchaser:
(a)            The Sellers have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all material Tax Returns required to be filed with respect to the Sellers, the Owned Real Property and the Leased Real Property, taking into account any extensions of time to file and all such Tax Returns are true, accurate and complete in all material respects, were prepared in substantial compliance with all applicable requirements of Law, and disclose all Taxes required to be paid for the periods covered thereby.

(b)            The Sellers have timely paid, or caused to be timely paid, all Taxes (whether or not shown as due and payable on any Tax Return) with respect to the Sellers.
(c)            No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Sellers that are still pending or have not been paid in full.
(d)            No extensions or waivers of the period for assessment of any Taxes are in effect with respect to any Seller.
(e)            There is no material dispute, examination, claim, audit, action, suit, proceeding or investigation by any Taxing Authority concerning liability of any Seller, nor has any Seller received written notice from any Taxing Authority of an intention to begin such a proceeding with respect to a Seller.
(f)            There are no Liens for Taxes upon any of the assets or properties of the Sellers, including, without limitation, the Owned Real Property and the Sellers’ leasehold interest in the Leased Real Property, except for Permitted Liens and except as would not be material to the Sellers.
3.9      Title to Properties.
(a)            Section 3.9(a)(i) of the Sellers’ Disclosure Schedule sets forth a true, correct, complete and accurate list of all Owned Real Property, as well as a list of all Owned Real Property on which is located a Material Structure (“Material Owned Sign Location Properties”) and the Sign Location Leases that are easements. Except as set forth on Section 3.9(a)(ii) of the Sellers’ Disclosure Schedule, the Sellers have valid fee simple title to all Owned Real Property, (a) free and clear of all Liens, except for Permitted Liens, and (b) free of any lease, sublease, license, option, right of first refusal or right of first offer with respect to, the Owned Real Property.  Sellers have not entered into any Contract other than this Agreement for the sale or other transfer of, or encumbered its interests in, the Owned Real Property or any portion thereof. With respect to each Owned Real Property, there is no pending or to the Knowledge of Sellers, threatened rezoning, expropriation, condemnation, or other proceeding in eminent domain, affecting any Owned Real Property or any material portion thereof or any interest therein.
(b)            Section 3.9(b)(i) of the Sellers’ Disclosure Schedule sets forth a true, correct, complete and accurate list of all Leased Real Property, including the address and names of the lessors thereto, other than any immaterial incomplete information or immaterial inaccuracies. Except as set forth on Section 3.9(b)(ii) of the Sellers’ Disclosure Schedule, each Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of a Seller and to the Knowledge of Sellers, the other parties thereto. Except as set forth on Section 3.9(b)(ii), none of the Sellers nor, to the Knowledge of Sellers, any other party to any Sign Location Lease for the property beneath any Material Structure (“Material Sign Location Leases”), is in material breach or default under such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Lease. Except as set forth on Section 3.9(b)(iii) of the Sellers’ Disclosure Schedule, the applicable Seller has a valid leasehold interest in each Facility Lease and Sign Location Lease free and clear of all Liens, except for Permitted Liens, and each Facility Lease and Sign Location Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of a Seller and, to the Knowledge of Sellers, the other parties thereto.  To the Knowledge of Sellers, there are no pending or threatened condemnation or eminent domain proceedings relating to any Lease. No party to any Material Sign Location Lease has exercised any option or right to (i) terminate such Material Sign Location Lease prior to the end of the term thereof, (ii) lease additional premises pursuant to such Material Sign Location Lease, (iii) reduce or relocate the premises demised by such Material Sign Location Lease or (iv) purchase any real property pursuant to such Material Sign Location Lease.  True, correct and complete copies of all Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Purchaser.
(c)            Section 3.9(c) of the Sellers’ Disclosure Schedule sets forth a true, correct, complete and accurate list of all Facility Properties, indicating with respect to each such Facility Property (i) its address, and (ii) whether it is owned (an “Owned Facility Property”) or Leased (a “Leased Facility Property”).  No Seller has received a written notice demanding eviction from the facility occupied by Sellers located at 1749 US-23, Prestonsburg, Kentucky (the “Prestonsburg Facility”).  No Seller has received a written notice terminating (or purporting to terminate) that certain Lease Agreement, dated as of April 2016, by and among Preece Properties, LLC, Edsel H. Preece, Denise S. Preece and Fairway Media Group, LLC (the “Prestonsburg Lease”), nor has any Seller received any written notice that the Prestonsburg Lease is no longer in effect.
(d)            As relates to the Business, no Seller is in default under, or in breach of, any Permitted Lien in any material respect, and to the Knowledge of Sellers, no other party to any of the Permitted Liens is in default under, or in breach of, any of the Permitted Liens in any material respect. Except as set forth on Section 3.9(d) of the Sellers’ Disclosure Schedule, no casualty event has occurred at or with respect to any of the Owned Real Property or Leased Real Property in the past twenty-four (24) months, other than any such event which would not be material to the Business taken as a whole.
(e)            The Owned Real Property and the Leased Real Property comprise, in all material respects, all of the real property currently used in, or otherwise related to, the Business.
3.10      Environmental Matters.
(a)            Except as set forth on Section 3.10(a) of the Sellers’ Disclosure Schedule:
(i)            The Sellers are and have been for the past three (3) years, in material compliance with and have no material liabilities under applicable Environmental Laws.
(ii)            The Sellers maintain and are in material compliance with, and the Sellers are in material compliance and have materially complied with for the past three (3) years, all Permits that are required under Environmental Laws for the ownership and operation of the Business as presently conducted (collectively, the “Environmental Permits”), and the Sellers are not in material default or material violation of any material term, condition or provision of any Environmental Permit.

(iii)            For the past three (3) years (or prior thereto if unresolved), none of the Sellers has received any written notice of (i) a Legal Proceeding, Order, claim or any other information alleging that a Seller is or was in material violation of or has any material liability, including for investigation, cleanup or remediation of Hazardous Materials under any Environmental Law, or (ii) a Release or threatened Release of or exposure to Hazardous Material at, on, under, to, in or from any Owned Real Property or any other location, in each case with respect to which either Seller would reasonably be expected to have material liability.
(iv)            Neither of the Sellers has assumed, undertaken, or provided an indemnity with respect to, any material liability of any other Person relating to Hazardous Materials or Environmental Law, in each case so as to give rise to any material liability or any reasonably expected future material liability of the Sellers, pursuant to any Environmental Law.
(v)            The Sellers have made available to Purchaser copies of all environmental reports, audits, assessments, and investigations, and all other material environmental documents, related to any Owned Real Property, Leased Real Property or any other real property currently or formerly owned, operated, leased or occupied by either Seller, that are in the possession of the Sellers or any of their respective representatives.
(vi)            Neither of the Sellers owns or operates any underground storage tanks and no underground storage tanks are located at any Owned Real Property or Leased Real Property, in each case as would reasonably be expected to give rise to material liability to either of the Sellers, pursuant to any Environmental Law.
3.11      Material Contracts.
(a)            Section 3.11(a) of the Sellers’ Disclosure Schedule sets forth a list of all of the following Contracts of the Business as of the date of this Agreement (unless otherwise specified below) to which any Seller is a party or by which it is bound (the Contracts identified or required to be identified in Section 3.11(a) of the Sellers’ Disclosure Schedule, are collectively referred to as the “Material Contracts”):
(i)            each Material Sign Location Lease;
(ii)            all Facility Leases;
(iii)            all Indemnity Agreements, Assigned Non-Competition Agreements, Acquisition Agreements, and Other Assigned Contracts, but only to the extent Seller will be obligated or could reasonably be expected to pay one or more Persons more than $50,000 following the Closing;
(iv)            each Advertising Contract providing for future revenue from the advertising customer as of September 30, 2022 which (i) produced advertising revenue in excess of $15,000 for twelve-month period ending September 30, 2022 or (ii) will, by its terms, produce advertising revenue in excess of $15,000 for the twelve-month period beginning on the Closing Date;
(v)            Contracts entered into since the Lookback Date (or pursuant to which any unpaid amounts or future obligations remain) relating to the acquisition or disposition by a Seller of any business, capital stock or other equity security, asset or product line;
(vi)            Contracts for or relating to the making of any material loans to, or guarantee of obligations of, or investments in, another Person;
(vii)            Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in a Seller;
(viii)            Contracts containing covenants prohibiting, restricting or limiting the right or ability of a Seller, during any period of time and/or in any geographic area, (a) to compete in any line of business, (b) to conduct business with any Person, (c) to provide services to any Person or (d) to solicit or hire any Person;
(ix)            Contracts for joint venture agreements, strategic alliances, sharing of profits or similar partnerships;
(x)            Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien (other than a Permitted Lien) on any of the assets of a Seller, including indentures, guarantees, loan or credit agreements;
(xi)            Contracts involving the settlement of any Legal Proceeding to which any unpaid amounts or future obligations remain;
(xii)            Contracts that require a Seller to make any material capital expenditures; and
(xiii)            Contracts which provide for indemnification to any Person (other than (x) agreements with customers, vendors, lenders or lessors entered into in the Ordinary Course of Business or (y) the Organizational Documents of the Sellers) or the express assumption of any Tax or material environmental liability.
(b)            All Material Contracts are in writing. Except as set forth on Section 3.11(b) of the Sellers’ Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Seller party thereto, as the case may be, and, to the Knowledge of Sellers, of any other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not have, individually or in the aggregate, a Business Material Adverse Effect. None of the Sellers nor, to the Knowledge of Sellers, any other party to the Material Contracts is in breach or default under such Material Contract and no event has occurred or condition or circumstance exists, with respect to the Sellers which, with the delivery of notice, the passage of time or both, or the happening of any other event or condition, would reasonably be expected to constitute a breach or default, or permit the termination, modification or acceleration under such

Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given or received notice of any dispute with respect to any Material Contract.
(c)            Except as shown on Section 3.11(c) of the Sellers’ Disclosure Schedule, all material obligations of Sellers and, to the Knowledge of Sellers, of the lessors under the Material Sign Location Leases required to be performed prior to the Closing Date hereof have been performed.  Except as shown on Section 3.11(c) of the Sellers’ Disclosure Schedule, Seller (a) has received no take down orders from any Governmental Authority or notice from any landowner of intent to terminate or not renew any Material Sign Location Lease, and (b) has received no notice from any landowner of breach or default under the Material Sign Location Leases.
3.12      Personal Property. Except as set forth in Section 3.12 of the Sellers’ Disclosure Schedule, each of the Sellers has good title to the Structures and good title to (or a valid and binding leasehold interest in) all other tangible personal property currently used in the conduct of the Business (except for items of tangible personal property, other than Structures, that individually and in the aggregate are immaterial to the operation of the Business), and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are material to the operation of the Business are in reasonably good operating condition and repair (subject to normal wear and tear).
3.13      Intellectual Property. Except as set forth on Section 3.13 of the Sellers’ Disclosure Schedule, to the Knowledge of Sellers, the operation of the Business does not and has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party in any material respect. There is no pending or, to the Knowledge of Sellers, threatened claim by any Person contesting the ownership or use of any Intellectual Property used or held for use in the business of the Sellers. Each of the Sellers owns, or has a valid and enforceable license to use for its business, all Intellectual Property currently used in its business free and clear of all Liens. The Sellers and the Sellers have taken commercially reasonable precautions to protect the confidentiality of the confidential information used or held for use in the business of the Sellers. Section 3.13 of the Sellers’ Disclosure Schedule sets forth a list of all material registered Owned Intellectual Property and a list of all licenses of Licensed Intellectual Property. No Seller is a party to or otherwise bound by (a) any license permitting any Person to use any of its material Owned Intellectual Property or (b) any IP Limiting Contract. To the Knowledge of Sellers, no Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property in any material respect.
3.14      Employee Benefit Plans.
(a)            Section 3.14 of the Sellers’ Disclosure Schedule sets forth a complete and correct list of the material Business Benefit Plans. For purposes of this Agreement, “Business Benefit Plan” means each “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), each pension, retirement, profit-sharing, deferred compensation, equity or equity-based, health and welfare, severance pay, vacation, bonus, incentive, fringe benefit, gross up, retention, employment (including offer letters, other than offer letters that provide solely for “at will” employment, initial employee base hourly rate or annual salary and participation in broad-based benefit plans) or each change of control, or other compensation or benefit, plan, program, practice, policy, arrangement or agreement with respect to any current or former employee, that (i) is maintained, sponsored or contributed to (or required to be contributed to) by Sellers, or by any Person that, together with either Seller, would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code (an “ERISA Affiliate”), in either case, for the benefit of the Business Employees or (ii) under which the Business has any Liability.
(b)            For each material Business Benefit Plan, the Sellers have made available to Purchaser true and complete copies of (to the extent applicable): (i) the current plan document and all amendments thereto, (ii) the most recent summary plan description and (iii) the most recent IRS opinion or determination letter.
(c)            The Sellers have not within the past six (6) years sponsored, maintained, contributed to, or had any Liability with respect to (i) a “defined benefit plan” subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), or (iv) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), nor do the Sellers have any Liability on account of an ERISA Affiliate in respect of plans described in (i), (ii), or (iii).  No Business Benefit Plan provides for post-retirement medical or life insurance (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law and at the sole premium expense of the recipient of such benefits).
(d)            Each Business Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS, each such determination remains in effect and has not been revoked, and, to the Knowledge of Sellers, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such qualified plan. None of the Sellers is liable for any material tax or penalty with respect to any Business Benefit Plan, including any liability imposed under ERISA Section 502, ERISA Section 4071, or Chapter 43 of the Code and, to the Knowledge of Sellers, no facts exist which would be reasonably expected to trigger such material taxes or penalties.
(e)            Except as set forth on Section 3.14(e) of the Sellers’ Disclosure Schedule, the execution and delivery of this Agreement or the consummation of the Transaction (either alone or in combination with another event) will not result in the payment of any amount under any arrangements in effect on the date of this Agreement that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code. Except as set forth in Section 3.14(e) of the Sellers’ Disclosure Schedule, the Transaction alone, or in a combination with any other event, will not result in any payment becoming due or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee under any Business Benefit Plan, or entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.
(f)            Except as would not result in Liability to the Business, each of the Business Benefit Plans have been maintained, funded and administered in material compliance with their terms and the applicable provisions of ERISA, the Code, and any other applicable Law.

(g)            No Legal Proceeding (other than routine claims for benefits) has been instituted or, to the Knowledge of Sellers, threatened against any Business Benefit Plan that would result in liability to the Sellers.
(h)            Each Business Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has at all times been in a written form and administered in such a manner that complies in all material respects with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder.
(i)            Except as would not result in liability to the Sellers, all material contributions, premiums and other payments or benefits under or in connection with each Business Benefit Plan required to have been made under the terms of such Business Benefit Plan or pursuant to applicable Laws have been timely made.
3.15      Labor and Employment Matters.
(a)            None of the Sellers, with respect to the Business, is a party to any collective bargaining agreement or similar Contract with any labor organization with respect to any Business Employees. Except as set forth on Section 3.15(a) of the Sellers’ Disclosure Schedule, since the Lookback Date, (i) there have been no strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor disputes pending or, to the Knowledge of Sellers, threatened against a Seller with respect to Business Employees, (ii) there have been no unfair labor practice charges or grievances, charges or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any employee or group of employees of a Seller against a Seller, and (iii) to the Knowledge of Sellers, there have been no union organizing or decertification activities involving Business Employees pending or threatened. Since the Lookback Date, neither Seller has implemented any employee layoffs relating to the Business that would trigger obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). All liabilities and obligations relating to the employment, termination or employee benefits of any former employees previously terminated by Sellers, including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state or local Laws, have been paid by Sellers prior to Closing.
(b)            Section 3.15(b) of the Sellers’ Disclosure Schedule lists each Business Employee, his or her dates of hire; position and title (if any); wage and hour exemption status; current base salary or wage rate, commissions and bonus or other material compensation for which such employee is eligible; the number of such employee’s accrued sick days, vacation days, paid time off, paid flexible time off or similar time off as of the most recent payroll date preceding the date hereof; and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason therefor, and, if applicable, the anticipated date of return to active employment. Each Business Employee listed in Section 3.15(b) of the Sellers’ Disclosure Schedule is employed in either Georgia, Kentucky, Florida or Alabama.  Except as set forth on Section 3.15(b) of the Sellers’ Disclosure Schedule, no Seller is bound by any employment Contracts with any of the Business Employees (excluding, for the avoidance of doubt, Contracts for employment at-will) and, to the extent there exist any such Contracts, the Sellers have made available to Purchaser true and complete copies of each such Contract to Purchaser.

(c)            Sellers are in compliance in all material respects, and Sellers have, since the Lookback Date, complied in all material respects, with all Laws concerning employment, employment practices, terms and conditions of employment, wages and hours (including all Laws relating to overtime, deductions, withholding), employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity, classification of employees and independent contractors, and I-9 or other employment eligibility verification.
(d)            No Legal Proceeding is pending or, to the Knowledge of Sellers, threatened against any Seller that entails any claims related to employment, employment practices, terms and conditions of employment, wages and hours (including all Laws relating to overtime, deductions, withholding), employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity, classification of employees and independent contractors, and I-9 or other employment eligibility verification. To the Knowledge of Sellers, no Seller is presently under, or in the past twelve (12) months has been under, any audit, investigation or examination (nor has notice been received of a potential audit or examination) by the Department of Labor or any other Governmental Authority related to employment, employment practices, terms and conditions of employment, wages and hours (including all Laws relating to overtime, deductions, withholding), employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity, classification of employees and independent contractors, and I-9 or other employment eligibility verification.
3.16      Transactions With Related Parties. Except as set forth on Section 3.16 of the Sellers’ Disclosure Schedule, as relates to the Business, no officer, director, or member of either of the Sellers (each a “Related Party”), is (a) a party to any transaction or Contract with a Seller (other than employment or consulting agreements entered into with individuals in the Ordinary Course of Business) or (b) has any direct or indirect interest of any kind in any property or asset used in the Business.
3.17      Insurance. All insurance policies or binders of the Sellers relating to the Business (the “Insurance Policies”), which are set forth on Section 3.17 of the Sellers’ Disclosure Schedule, are in full force and effect. All premiums due and payable thereon have been paid in full or, if not yet due, accrued, as of the date of this Agreement. As of the date of this Agreement, no Seller has received a written notice threatening cancellation or non-renewal of, or a material premium increase with respect to, any Insurance Policy. As of the date of this Agreement, except as set forth on Section 3.17 of the Sellers’ Disclosure Schedule, no Seller has made any material claim under any Insurance Policy which is currently pending. Accurate and complete copies of the Insurance Policies identified or required to be identified on Section 3.17 of the Sellers’ Disclosure Schedule have been made available to Purchaser.
3.18      Financial Advisors. Except as set forth on Section 3.18 of the Sellers’ Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers and no Person other than those Persons set forth on Section 3.18 of the Sellers’ Disclosure Schedule is entitled to any fee or commission or like payment from the Sellers in connection with the Transaction.

3.19      Certain Payments. Neither Seller nor, to the Knowledge of Sellers, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly in the three (3) years prior to the date of the Agreement, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Sellers, (ii) to pay for favorable treatment for business secured by any of the Sellers or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Sellers, in each case to the extent such would be a violation of any applicable Law.
3.20      Structures and Panels.
(a)            Section 3.20(a) of the Sellers’ Disclosure Schedule includes a complete list of all Structures owned or operated by Sellers as of the date of this Agreement. Except as set forth in Section 3.20(a) of the Sellers’ Disclosure Schedule, all of the Material Structures (i) are legal and conforming, or legal and nonconforming, (ii) have all required valid state, county and city Permits, and (iii) are located on a parcel either comprising Owned Real Property or subject to a Sign Location Lease and do not encroach in any material respect on the property of others, either public or private.  All of the Material Structures are available for sale and are in a condition acceptable by the standards of the outdoor advertising industry. Except as set forth in Section 3.20(a) of the Sellers’ Disclosure Schedule, to the Knowledge of the Sellers, all of the Material Structures meet the requirements of the applicable existing outdoor advertising contracts to which Seller is a party (including number of boards and illumination). Except as set forth on Section 3.20(a) of the Sellers’ Disclosure Schedule, subject to the terms of the Sign Location Leases and Permitted Liens, Sellers have access to each such Material Structure pursuant to the terms of the applicable Sign Location Lease or parcel of Owned Real Property. All material obligations of Sellers under the Advertising Contracts, Transferred Permits, Owned Real Property and Sign Location Leases relating to the Material Structures required to be performed prior to the date hereof have been performed. Sellers have owned and operated the Material Structures in compliance with all applicable Laws in all material respects.
(b)            Except as set forth on Section 3.20(b) of the Sellers’ Disclosure Schedule, each digital Material Structure and its component parts are subject to a (i) manufacturer’s warranty or an extended parts Contract; (ii) installation warranty; and (iii) maintenance service Contract (including labor). All such warranties and Contracts are in full force and effect and are a legal, valid, binding and enforceable obligation of Sellers, and, to the Knowledge of Sellers, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles. All sums due as of the Closing Date under such warranties and Contracts have been paid in full.
3.21      Insolvency. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Knowledge of Sellers, threatened against any Seller and no Seller is insolvent or generally not paying its debts as they become due.
3.22      Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLERS’ DISCLOSURE SCHEDULE), NEITHER OF THE SELLERS MAKE ANY, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES OR ANY OTHER

PERSON TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS, THE BUSINESS OR THE TRANSACTION, AND THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS, ANY AFFILIATE OF THE SELLERS, ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE SELLERS OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLERS’ DISCLOSURE SCHEDULE), THE SELLERS HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLERS OR ANY OF THEIR AFFILIATES), INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLERS OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SELLERS’ DISCLOSURE SCHEDULE), NEITHER OF THE SELLERS MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL IN ANY MANNER IMPAIR ANY RIGHT, REMEDY OR RECOURSE PURCHASER MAY HAVE AGAINST THE SELLERS, THEIR AFFILIATES AND THEIR RESPECTIVE DESIGNATED REPRESENTATIVES FOR FRAUD.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth on the disclosure schedule delivered by Purchaser to Sellers on the date hereof concurrently with entry into this Agreement (the “Purchaser Disclosure Schedule”) and attached to this Agreement as Schedule B (and provided that disclosure in any section of such Purchaser Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, Purchaser hereby represents and warrants as follows:
4.1      Organization and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana. Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Purchaser has the limited liability company power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, operated or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.2      Authorization of Agreement. The execution, delivery and performance by Purchaser of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate, limited liability company, limited partnership or other similar action on the part of Purchaser. Each of the Transaction Agreements to which Purchaser is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.
4.3      Conflicts; Consents of Third Parties.
(a)            None of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction, conflicts with, violates, breaches or constitutes a material default (with or without notice or lapse of time, or both) under, or permit the acceleration of any obligation under, gives rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit under or require any consent, notice, approval waiver or other action from any Person pursuant to any provision of (i) the Organizational Documents of Purchaser or any of its Affiliates; (ii) any Contract or Permit to which Purchaser or any of its Affiliates is a party or by which any of the properties or assets of Purchaser or any of its Affiliates are bound; or (iii) any Law applicable to Purchaser or any of its Affiliates, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)            No consent, notice, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority is required on the part of Purchaser or any of its Affiliates in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Purchaser, except for such Governmental Approval, the failure of which to make or obtain would not would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.4      Legal Proceedings. There are no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no outstanding material Order imposed upon Purchaser or any of its Affiliates or any of their respective assets, except for Legal Proceedings which, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.5      Financial Capability. Purchaser has (i) sufficient cash on hand (or immediately available under its secured credit facility) to pay the Purchase Price and all related fees and expenses in connection with the Transaction, (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iii) has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.
4.6      Financial Advisors. Except as set forth on Section 4.6 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser or its Affiliates in connection with the Transaction.
4.7      No Other Representations and Warranties; No Reliance; Purchaser Investigation.
(a)            Purchaser acknowledges and agrees that, except as expressly set forth in Article III, neither Seller makes any (and Purchaser has not relied upon any) promise, representation or warranty, express or implied, relating to the Business, the Purchased Assets, any of the Sellers or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transaction, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, Purchaser acknowledges and agrees that Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in Article III.
(b)            Purchaser acknowledges and agrees that (i) Sellers have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Sellers and the Transaction and (ii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Purchased Assets, Sellers and the Transaction and, in making its determination to proceed with the Transaction, Purchaser has relied only on the representations and warranties set forth in Article III and the results of its own independent investigation and independent judgment.
ARTICLE V
COVENANTS
5.1      Cooperation.
(a)            Sellers agree that they will, and that they will cause their Designated Representatives, auditor and accountants to, for a period of six (6) months following the Closing,

provide reasonable cooperation with Purchaser and Purchaser’s agents, Designated Representatives and accountants (the “Purchaser Advisors”), including making available, at reasonable times and upon reasonable prior notice, to Purchaser and the Purchaser Advisors, Sellers’ accounting personnel whose past responsibilities have included accounting functions relating to the Sellers, including without limitation answering reasonable questions posed by the Purchaser Advisors.  Sellers further agree that Sellers shall, at Purchaser’s sole cost and expense, use their reasonable efforts to assist Purchaser and Purchaser’s parent company to meet its financial reporting requirements pursuant to the rules and regulations of the U.S. Securities and Exchange Commission concerning prior historical financial information concerning the assets acquired from Seller for the periods of Seller’s ownership.
(b)            Within thirty (30) days following the Closing Date, Sellers shall deliver to Purchaser one or more USBs or other digital media evidencing a copy of the Data Room as of the date of this Agreement (the “Data Room Copy”). Sellers shall cause the Data Room hosting such documents to continue to be accessible to Purchaser until the actual delivery of such Data Room Copy to Purchaser.
5.2      Confidentiality.
(a)            Purchaser acknowledges that the information provided to Purchaser and its representatives prior to the Closing in connection with this Agreement and the Transaction is subject to the terms of the Non-Disclosure Agreement, the terms of which are incorporated herein by reference and, notwithstanding anything herein to the contrary, shall survive the Closing in accordance with the terms thereof; provided, however, that Purchaser’s obligations thereunder shall terminate as of the Closing solely in respect of that portion of the Confidential Information (as defined in the Non-Disclosure Agreement) exclusively relating to the Business.
(b)            From and after the Closing Date, Sellers will hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (i) is in the public domain through no fault of Sellers following the Closing or (ii) is lawfully acquired by Sellers after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Purchaser in writing and shall disclose only that portion of such information that Sellers are advised by its counsel in writing is legally required to be disclosed; provided that Sellers shall exercise their commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
5.3      Preservation of Records. Purchaser agrees not to dispose of or destroy any records relating to the Business that relate to periods prior to the Closing Date for a period of five (5) years from the Closing Date and shall make such records available to Sellers or their Affiliates as may be reasonably requested (during normal business hours and at Sellers’ (or their Affiliate’s, as applicable) sole cost and expense) in connection with any proper purpose, including insurance claims by, Legal Proceedings (other than Legal Proceedings between Sellers or their Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, related to this Agreement or the Transaction) or tax audits against, or governmental investigations of, the Sellers or in order to enable Sellers to comply with their obligations under this Agreement and each other Transaction Agreement; provided that if requested by Purchaser, any such Person shall enter into a customary confidentiality agreement with and benefiting the Business. Sellers agree that for five (5) years after the Closing, Purchaser shall have reasonable access to all information included in Sellers’ business files, corporate records, Books and Records, or other business records relating to the Business or the Purchased Assets and not delivered to Purchaser under this Agreement.
5.4      Publicity. None of Sellers and their Affiliates, on the one hand, or Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining Sellers’ or Purchaser’s, as applicable, prior written approval, which approval from and after the Closing will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided that to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with Seller or Purchaser, as applicable, with respect to the text thereof and; provided further that (i) Sellers and their equityholders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (ii) Purchaser and its equityholders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality. In addition, Lamar Advertising Company shall be entitled to make any and all disclosures and SEC filings relating to this Agreement and the Transaction as shall be deemed by it to be necessary or advisable in order to comply with applicable requirements under all applicable securities laws.
5.5      Use of Marks. Purchaser, for itself and its Affiliates, acknowledges and agrees that Sellers and their Affiliates are the owners of the Fairway Marks and that neither Purchaser nor any of its Affiliates shall (i) have any rights in or to the Fairway Marks or (ii) use any of the Fairway Marks. Notwithstanding the foregoing, for a period not to exceed six (6) months immediately following the Closing Date (the “Phase-out Period”), Purchaser may use (but in no event in the corporate or other legal name of Purchaser or its Affiliates) any Fairway Marks in substantially the same manner as used by Sellers and their Affiliates within the twelve (12) months immediately prior to the Closing Date; provided, that the foregoing permitted use is subject to Purchaser’s compliance with the quality control requirements in effect for the Fairway Marks as of the Closing Date (which quality requirements will be deemed to have been met by use in substantially the same manner as used by Sellers and their Affiliates in the twelve (12) months immediately prior to the Closing Date).
5.6      Employees.

(a)            Purchaser has offered employment to each employee of Seller it intends to hire, which includes the majority of employees within the area comprised of Georgia, Kentucky, Florida, and Alabama, listed on Schedule C (the “Offered Employees”), on such terms and conditions as the Purchaser may determine.  As of the Closing, Sellers shall terminate the employment of any Offered Employees who remain employed by Sellers as of such date.  Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Sellers or the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with any Seller at any time prior to the Closing Date and/or due to any employee of Sellers as a result of the Transaction, and each such Seller shall pay all such amounts to all entitled persons. Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(b)            Sellers shall assume, bear and discharge all liabilities pursuant to Code Section 4980B and Part 6 of Title I of ERISA (“COBRA”) with respect to all employees and former employees of Sellers with respect to qualifying events occurring on or before the Closing Date including, without limitation, the employees who terminate employment with any Seller as a result of the Transaction contemplated in this Agreement.
(c)            Sellers will or have, as applicable, provide, in a timely manner, all notices required by Law or contract to be provided to any Business Employee in connection with the Business Employee’s employment or termination thereof, including any required notice under COBRA or the WARN Act.
(d)            Sellers and their Affiliates will be solely responsible for complying with the requirements of Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9.
(e)            Sellers shall confer with Purchaser concerning the timing and nature of any notices to be given pursuant to the WARN Act, if applicable, by Sellers. Sellers shall give, or have given, as applicable, any and all notices required of any Person pursuant to the WARN Act relating to the termination of any of Sellers’ employees by Sellers before or on the Closing Date. Purchaser shall give any and all notices required of any Person pursuant to the WARN Act relating to the termination of any of the Offered Employees by Purchaser after the Closing Date.
(f)            Nothing in this Agreement: (i) obligates Purchaser or its Affiliates to make offers to or hire any employee of any Seller, (ii) requires Purchaser or its Affiliates to provide any employee of any Seller any particular level of compensation or benefits, if Purchaser or its Affiliates subsequently chooses to hire any such Person, (iii) restricts Purchaser’s or its Affiliates’

right to terminate the employment of any employees of any Seller subsequently hired by Purchaser or its Affiliates following the Closing; provided that Purchaser or its Affiliates’ shall be solely responsible for any and all Liabilities relating to such, or (iv) obligates Purchaser or its Affiliates to assume any of any Seller’s employment related agreements, plans, or policies of any nature (including with respect to salary, wages, commissions, paid time off, accrued vacation, bonuses or severance, whether due before or after the Closing with respect to periods prior to Closing) or any responsibilities, commitments or obligations of any Seller with respect to any Business Benefit Plan or qualified or non-qualified employee benefit plan presently maintained by any Seller or for the benefit of Business Employees between any Seller and such Business Employee.  Except as otherwise set forth in this Section 5.6, Purchaser shall be responsible for any and all Liabilities with respect to the Offered Employees actually employed by Purchaser or Purchaser’s Affiliate for periods on and after the Closing.
(g)            This Section 5.6 will not create any third-party beneficiary rights nor will it be enforceable by any employee, any Person representing the interest of employees or any spouse, dependent or beneficiary of any employee, nor will anything herein be deemed an amendment to any employee benefit plan. This Section 5.6 is solely an agreement between and for the benefit of the Parties and will be enforceable solely by them. No term of this Agreement will be deemed to create any Contract with any employee or any employee benefit plan or to interfere with Sellers’, Purchaser’s or any of their respective Affiliate’s right to terminate the employment of any employee at any time.
5.7      Consent to Assignment of Contracts and Permits.
(a)            Prior to the date hereof, Sellers have given any notices required to be given, and have delivered such written requests for consents where required, under the Material Contracts in connection with the consummation of the Transaction. Sellers shall provide to Purchaser at Closing with true and complete copies of such notices and written requests (together with copies of any consents secured or received as of such time). From and following the date of this Agreement, Sellers shall use commercially reasonable efforts to, as soon as practicable, obtain any consents or authorizations required under the terms of the Material Contracts in connection with the consummation of the Transaction and to assist Purchaser in transferring or replacing any Outdoor Advertising Permits that are not Transferred Permits.
(b)            Sellers shall, for twelve (12) months following the Closing Date, use commercially reasonable efforts to, as soon as practicable, give any notice that has not been given or send written notice requesting any required consent that has not been obtained prior to the Closing that is required under the terms of the Sign Location Leases included in the Purchased Assets (including as may be required under the terms of the Assigned Contracts in connection with the consummation of the Transaction). Following Closing, until such required notices are given or such required consents are obtained, Sellers agree to enter into a commercially reasonable alternative arrangement to provide (and cause its Affiliates to provide, as applicable), Purchaser with the benefits (e.g., in respect of any applicable Sign Location Lease, the right to operate the Structures on the property covered thereby) to which such notice or consent relates, including by enforcing at the written request of Purchaser (and at Purchaser’s sole cost and expense) any of the rights under such Contract (including the right of termination); and to the extent Purchaser receives such benefits (or Seller enforces any rights under such Contract at Purchaser’s written request),

Purchaser shall be responsible for the performance of Sellers’ obligations thereunder, at Purchaser’s sole cost and expense, acting in good faith and in the ordinary course of business.
(c)            If, with respect to any Sign Location Lease, a Notice Event occurs prior to the twelve (12) month anniversary of the Closing Date (the “Covered Period”), and the applicable landlord has not cashed a rent check tendered to such landlord in respect of the applicable Sign Location Lease by Purchaser (or Purchaser’s Affiliate), Purchaser may within ten (10) days following the expiration of the Covered Period (or such later period as provided below) by written notice to Sellers either:
(i)            elect to relinquish all of its right, title and interest in and to such Sign Location Lease, as applicable (and any Purchased Assets solely related thereto), to Sellers, in which case the Purchaser shall be entitled to a payment from Sellers in an amount equal to that portion of the Purchase Price allocable to such item or asset, which shall be based on a multiple equal to the product of 11.6 times net revenues less site lease expense for the period beginning on January 1, 2022 and ending on August 31, 2022; or
(ii)            elect to retain such rights over the item or asset, in which case there would be no such payment to Purchaser, as applicable; provided, however, that (x) Purchaser shall upon request by Sellers, assist and cooperate with Sellers in effecting the commercially reasonable alternative arrangement referred to above and in obtaining the applicable required consent, and (y) before Purchaser shall have the right to exercise its rights under subpart (i) above, Sellers shall have the right (at Sellers’ sole cost) to defend any such action by a landlord or counterparty and/or to negotiate a settlement and/or cure any alleged breach of the applicable lease and so long as Sellers are diligently doing so, Sellers shall have until the expiration of the following periods to cure or settle such matter (i) if Purchaser is still permitted to operate at such location during the pendency of such matter, until such matter is finally adjudicated or (ii) if Purchaser is not permitted to operate at such location during the pendency of such matter and Sellers elect not to replace the lost net cash flow at such location during the pendency of such matter, a two (2) month period from the date Purchaser is first not able to operate at such location (provided, further, that, in the case of both (i) and (ii) above, if Purchaser in good faith determines that the Purchaser or Purchaser’s applicable Affiliate could reasonably be expected to be subject to liability to such landlord or counterparty by continuing to operate such asset, Purchaser may require that Sellers confirm in writing to Purchaser Sellers’ duty to defend and indemnify Purchaser with respect thereto, including but not limited to damages for trespass, where applicable).
(d)            Purchaser acknowledges that failure to timely notify Sellers of such an election described in Section 5.7(c) in accordance with the foregoing shall be deemed an acceptance by Purchaser of such Sign Location Lease, as applicable and related Purchased Assets and a relinquishment of any right to payment from Sellers.
(e)            For purposes of this Section 5.7 “Notice Event” means, with respect to any Sign Location Lease, solely during the Covered Period, one or more of the following: (aa) either Party (or their Affiliates) receives written notice from a landowner or counterparty (or counsel for the landowner or counterparty) purporting to terminate such Sign Location Lease as a result of the failure to obtain a consent required by the terms of such lease with respect to the assignment or transfer thereof to Purchaser pursuant to the terms of this Agreement, or (bb) any such landlord or counterparty threatens to file suit or files suit (or initiates arbitration, or threatens to initiate arbitration, if applicable) against either Party (or their respective Affiliates) seeking termination of the applicable Sign Location Lease, as a result of the failure to obtain a consent required by the terms of such lease with respect to the assignment or transfer thereof to Purchaser pursuant to the terms of this Agreement, or (cc) any such landowner or counterparty requires payment of a material sum or some other material concession from Purchaser in exchange for any such required consent with respect to the assignment or transfer thereof to Purchaser pursuant to the terms of this Agreement (and in the case of a demand for a material sum of money, where Sellers elect to not pay such amount upon request of Purchaser).
5.8      Post-Closing Deliveries. Sellers shall as soon as practicable following Closing (but no later than June 30, 2023) (a) execute and deliver to Purchaser all real estate conveyance documents required to vest title to all Owned Real Property and easements in TLC Properties, Inc., a subsidiary of Purchaser (to the extent not previously delivered at Closing) except with respect to those properties identified on Section 2.2(e) of the Sellers’ Disclosure Schedule, (b) execute and deliver to Purchaser all transfer documents as are required to validly and fully transfer and assign all such Outdoor Advertising Permits to Purchaser (or Purchaser’s designated Affiliate)(to the extent not previously delivered at Closing) and (c) cause all security interests and Liens of record in favor of lenders paid off at Closing pursuant to the Payoff Letters to be canceled and terminated of record. Sellers and Purchaser have reason to believe that record title to the properties identified on Section 2.2(e) of the Sellers’ Disclosure Schedules is currently vested in Purchaser or one of Purchaser’s Affiliates. Anything contained herein to the contrary notwithstanding, to the extent that, within ninety (90) days following the Closing Purchaser delivers to Sellers documentary evidence which reflects that record title to one or more of such properties is actually not in the name of Purchaser or one of Purchaser’s Affiliate, Sellers shall cooperate with Purchaser and deliver  a deed or assignment of easement sufficient to vest title in such applicable property(ies) in TLC Properties, Inc.
ARTICLE VI
INDEMNIFICATION
6.1      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year following the Closing Date; provided that the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is five (5) years following the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
6.2      Indemnification by Sellers.  Subject to the other terms and conditions of this Article VI, from and after Closing, Sellers shall, jointly and severally, indemnify and defend each of

Purchaser and its Affiliates and their respective directors, officers, managers, members, agents, and employees (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:
(a)            any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;
(c)            the Closing Date Indebtedness or any Liens affecting the Purchased Assets which secure any monetary obligations of any of the Sellers;
(d)            the Excluded Liabilities;
(e)            any Fraud, willful misconduct or intentional misrepresentation on the part of any Seller or any of their Affiliates, directors, shareholders, officers, managers or representatives in connection with this Agreement or the Transaction; or
(f)            any Action brought against a Purchaser Indemnitee by the present and/or future owner(s) of record of the Prestonsburg Facility, within six (6) months following the Closing, asserting that (i) Sellers have prior to Closing breached the terms and conditions of the Prestonsburg Lease, as assigned to Purchaser pursuant to this Agreement and the other Transaction Agreements, and/or (ii) that the Prestonsburg Lease is no longer in effect and Purchaser did not acquire from Seller a valid leasehold interest under the Prestonsburg Lease, including any claim that Purchaser’s occupancy of the Prestonsburg Facility following Closing constitutes trespassing, including but not limited to Purchaser’s actual out-of-pocket costs and expenses incurred by Purchaser in connection with relocating from the Prestonsburg Facility to the extent the owner(s) of record prevail in any such Action or Purchaser determines in good faith to not contest (initially upon receipt of notice of the Action or at any time during the pendency of the Action) such Action any further due to Purchaser’s good faith determination that it is unlikely to prevail in such Action; and in the absence of any such Action, to the extent Purchaser receives written notice from such owner(s) of record within six months following Closing alleging that Purchaser’s leasehold interest under the Prestonsburg Lease is invalid, and Purchaser fails to renegotiate a new lease with such owner(s) of record before the end of such six-month period, Sellers’ indemnification obligations relating thereto shall be limited to Purchaser’s actual out-of-pocket costs and expenses incurred by Purchaser in connection with relocating from the Prestonsburg Facility; provided, however, that Sellers shall remain fully obligated for all Excluded Liabilities relating thereto.

6.3      Indemnification by Purchaser.  Subject to the other terms and conditions of this Article VI, from and after Closing, Purchaser shall indemnify and defend each Seller and its respective Affiliates and their respective directors, officers, managers, members, agents, and employees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)            any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement;
(c)            the Assumed Liabilities; or
(d)            any Fraud, willful misconduct or intentional misrepresentation on the part of Purchaser or any of its Affiliates, directors, shareholders, officers, managers or representatives in connection with this Agreement or the Transaction.
6.4      Limitations on Indemnification.  Notwithstanding any provision of this Agreement the contrary:
(a)            The Purchaser Indemnitees shall not be entitled to recover any Losses under Section 6.2(a) (other than with respect to the Fundamental Representations) unless the aggregate amount of all such Losses exceeds on a cumulative basis an amount equal to $500,000 (the “Basket Amount”), at which time the Purchaser Indemnitees shall be entitled to recover the full amount of all such Losses, including the Basket Amount, subject to the other limitations provided in this Article VI.
(b)            The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 6.2(a) (other than with respect to the Fundamental Representations) shall not exceed $2,500,000. The Purchaser Indemnitees’ sole source of recourse and recovery for Losses under Section 6.2(a) (other than with respect to the Fundamental Representations) shall be the funds available in the Escrow Fund. Absent Fraud, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.2(a) with respect to the Fundamental Representations shall not exceed the Base Price.
(c)            The aggregate amount for which Sellers shall be liable under Section 6.2(f) shall not exceed $175,000.

6.5      Conditions of Indemnification.  The obligations and liabilities of Sellers on the one hand, and Purchaser on the other hand, under Sections 6.2 and 6.3 above with respect to claims of the other shall be subject to the following terms and conditions:
(a)            Notice.  The party seeking indemnification hereunder (the “Indemnitee”) will give notice of any claim hereunder (the “Indemnity Notice”) to the party or parties against whom indemnity is sought (the “Indemnitor”) promptly after such party receives notice thereof.  In the case of third-party claims, such Indemnity Notice shall be given within a reasonable time of receipt of written notice of such claim by the Indemnitee.  Notwithstanding the above, any delay or failure of the Indemnitee to give the Indemnity Notice on any claim to the Indemnitor, shall not relieve Indemnitor of any liability except to the extent that the Indemnitor demonstrates that the defense of such claim is materially prejudiced by Indemnitee’s failure or delay in giving notice.  Any Indemnity Notice shall state, in as much detail as possible, the nature and basis of the claim for indemnity.  In addition, any Indemnity Notice involving a non-third party claim shall also state a description of the Losses, the amount of Losses, if known, and the method of computation of such Losses, all with reasonable particularity and containing reference to the provisions of this Agreement in respect of which such Losses have occurred.  If the Indemnitor does not object in writing to an Indemnity Notice involving a non-third party claim within thirty (30) days after its receipt of such Indemnity Notice (the “Objection Period”), the Indemnitee shall be entitled to recover promptly from the Indemnitor the Losses stated in the Indemnity Notice (subject to the limitation set forth in this Article VI).
(b)            Defense by Indemnitor.  Indemnitor, within a reasonable time after receipt of the Indemnity Notice relating to a third-party claim, but in no event later than thirty (30) days after such receipt, shall notify Indemnitee of its intention to assume the defense of the claim.  If the Indemnitor assumes the defense of the claim, Indemnitor shall have the right to, at the Indemnitor’s sole cost and expense: (i) conduct any proceedings, or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (ii) take all required steps or proceedings to settle or defend such claims; and (iii) employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise.  If defendants in any action related to a claim for indemnity hereunder include both the Indemnitee and the Indemnitor, and the Indemnitee has been advised by its counsel that there may be legal defenses available to the Indemnitee which are different from or in addition to the defenses available to the Indemnitor, the Indemnitee shall have the right to employ its own counsel in such action (reasonably acceptable to the Indemnitor), and in such an event, the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitor. Notwithstanding anything to the contrary in this subsection, the Indemnitee shall always have the right to employ its own counsel at its own cost and expense and to fully participate in its defense.  Indemnitee shall cooperate fully with Indemnitor and its counsel in the defense of any claim.  Any compromise or settlement of such claim by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained Indemnitor shall continue to defend the claim; provided, however, that if the Indemnitee refuses to consent to a bona fide offer of settlement that the Indemnitor wishes to accept and such settlement offer: (i) involves no limitation on the Indemnitee’s ownership or use of its assets or the operation of its business, and (ii) includes an unconditional term by which the claimant or the plaintiff gives to the Indemnitee a full and unconditional release from all liability in respect of such claim to be settled; the Indemnitor may reassign the defense of such claim to the Indemnitee, who may then continue to defend the claim free of any participation of Indemnitor, at Indemnitee’s sole cost and expense.  In such event, the obligation of the Indemnitor with respect thereto shall not exceed the amount of the offer of settlement refused by Indemnitee plus the costs and expenses of the Indemnitee for which indemnity is available incurred prior to the date of the refused settlement.
(c)            Refusal of Indemnitor to Defend Claim.  Should Indemnitor not notify Indemnitee of Indemnitor’s intent to defend a third party claim required to be defended by Sections 6.2 and 6.3 above, within a reasonable time after receipt of the Indemnity Notice (such reasonable time being thirty (30) days after receipt of the Indemnity Notice), Indemnitee may defend against such claim or litigation in such manner as it deems appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the cost and expense of the Indemnitor, provided, however, Indemnitor shall have the right to approve such settlement, with such approval not to be unreasonably withheld. Notwithstanding anything to the contrary, Indemnitor shall notify Indemnitee in writing of its approval or disapproval of any proposed settlement within thirty (30) days of receipt of written notice of the settlement from the Indemnitee.  Indemnitor’s failure to timely so notify Indemnitee shall be conclusively deemed to be approval of the proposed settlement by Indemnitor.
(d)            Payment of Claims.  Within ten (10) days after final determination of a third-party claim, the Indemnitor shall pay to the Indemnitee the amount of the Losses incurred by Indemnitee in respect of which indemnity may be sought pursuant to this Article VI.  Notwithstanding the foregoing, (a) in the case of Losses for which Sellers become liable pursuant to Section 6.2(a) (other than with respect to the Fundamental Representations), such Losses shall be satisfied exclusively from the Escrow Fund; and (b) in the case of Losses for which Sellers become liable pursuant to Section 6.2(a) with respect to the Fundamental Representations, such Losses shall be satisfied (i) from the Escrow Fund, and (ii) to the extent the amount of Losses exceeds the amounts available to the Purchaser Indemnitees in the Escrow Fund, from Sellers.  For purposes of this Section 6.5(d), a final determination shall mean: (i) an Order of any court determining the validity of a disputed claim, if no appeal therefrom is pending and the time to appeal has elapsed; (ii) award of any arbitration determining the validity of such disputed claim, if no motion to set aside such award is pending and the time for such motion has elapsed; (iii) a written agreement as to the termination of the dispute with respect to the claim signed by all parties thereto or their attorneys, (iv) a written acknowledgment of the Indemnitor that it no longer disputes the validity of the claim; or (v) such other evidence of final determination acceptable to the Parties.
(e)            Injunctions / Settlement of Claims.  Anything in this Section 6.5 to the contrary notwithstanding: (i) if the third party claim seeks an Order, injunction or other equitable relief against the Indemnitee, Indemnitee shall have the right at its option, at its sole cost and expense, to defend, compromise or settle such claim without the involvement of the Indemnitor; and (ii) Indemnitor shall not, without the Indemnitee’s written consent, settle or compromise any claim or consent to entry of any Order which does not include an unconditional term by which the claimant or the plaintiff gives to the Indemnitee a full and unconditional release from all liability in respect of such claim.
6.6      Insurance Policies; Mitigation.

(a)            Each Indemnitee shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to mitigate any Losses subject to indemnification pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.
(b)            Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.
(c)            The amount of Losses payable under this Article VI by an Indemnitor will be reduced by any and all amounts actually recovered by the Indemnitee in respect of such Losses under applicable insurance policies or from any other Person alleged to be responsible therefor less all of the Indemnitee’s costs and expenses incurred in connection with recovering such amounts.  If an Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by an Indemnitor, such Indemnitee will promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.
ARTICLE VII
TAX MATTERS
7.1      Purchase Price Allocation. Purchaser and Sellers agree that the Final Closing Date Purchase Price (plus other relevant items required under the Code, including any liabilities of the Sellers, that are treated as consideration for U.S. federal income tax purposes) will be allocated among such Sellers’ assets in accordance with Section 1060 of the Code and the regulations thereunder and consistent with this Section 7.1. Sellers shall prepare for each of Purchaser and Sellers an IRS Form 8594, “Asset Acquisition Statement,” within sixty (60) days after the final determination of the Final Closing Date Purchase Price (the “Allocation”). In the event that Purchaser objects to the Allocation, Purchaser shall notify Sellers of its objection to the Allocation within thirty (30) days of the receipt of the Allocation and the Parties will endeavor in good faith over the next fifteen (15) days to resolve such dispute. If the Parties are unable to resolve such dispute within such fifteen (15)-day period, the Parties shall submit the dispute to the Accounting Referee or another nationally recognized independent accounting firm to be mutually agreed upon by Purchaser and Sellers (such agreed firm being the “Tax Referee”), which will promptly determine those matters in dispute (based on written presentations from the Parties and not based on its independent review) and will render a written report as to the disputed matters (the matters determined by such Tax Referee, together with those matters that were agreed by the Parties, the “Agreed Allocation”). The costs and expenses of the Tax Referee will be split evenly by Purchaser and Sellers. Purchaser and Sellers will file any Tax Returns and any other governmental filings on a basis consistent with the Agreed Allocation. Neither Purchaser nor Sellers nor any of their respective Affiliates will take any position (whether in audits, disputes, examinations, claims, actions, suits, investigations, proceedings, Tax Returns or otherwise) that is inconsistent with the Agreed Allocation unless otherwise required by applicable Law.
7.2      Proration. All payments or obligations of property Taxes, ad valorem and other similar Taxes, and assessments payable with respect to the Purchased Assets, including for the avoidance of doubt, the Owned Real Property shall be apportioned between Sellers and Purchaser as of the Closing Date and as set forth on a pro-rated statement based on the number of days in the month (or calendar year, for purposes of prorating property Taxes, ad valorem, and other similar Taxes) during which the Closing occurs on or prior to the Closing Date. With respect to all Taxes not described in the preceding sentence (such as franchise Taxes, Taxes that are based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes, if any, shall be determined and apportioned as if the relevant taxable periods ended as of the end of the Closing Date but subject to the obligation of Purchaser set forth in Section 8.1(b).
7.3      Withholding. Each of Purchaser, the Sellers and the Escrow Agent, and their respective agents, shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement as the applicable paying Person reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax Law; provided that if Purchaser determines that an amount is required to be deducted or withheld (other than with respect to a withholding obligation due to Sellers’ failure to deliver to Purchaser the certificate pursuant to Section 2.2(d) or any payments treated as compensation for United States federal income tax purposes), Purchaser shall (i) use reasonable best efforts to promptly provide Sellers with written notice of its intent to deduct and withhold (ii) cooperate in good faith with Sellers to reduce or eliminate the deduction or withholding of such amount, and (iii) shall provide Sellers a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE VIII
MISCELLANEOUS
8.1      Expenses.
(a)            Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction.
(b)            Any sales, use, real estate transfer, stock transfer, ad valorem, stamp, registration, value-added, or similar Tax (“Transfer Taxes”) arising out of, or payable in connection with the transactions contemplated by this Agreement shall be borne solely by Purchaser. Except as otherwise required by Law, Purchaser shall duly and timely prepare and file any Tax Return relating to such Taxes. To the extent Sellers are required by Law to execute and/or file any such Tax Return, Purchaser shall give Sellers a copy of each such Tax Return for its review and comment at least fifteen (15) days prior to filing and shall give Sellers a copy of such Tax Return as filed.

8.2      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principals of such state that would require or permit the application of the laws of another jurisdiction.
8.3      Submission to Jurisdiction; Waivers. The Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:
(a)            submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by law, in such appellate courts;
(b)            consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;
(c)            waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or to this Agreement, or its performance under or the enforcement of this Agreement;
(d)            agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 8.7; and
(e)            agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.
8.4      Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.
8.5      Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.
8.6      Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and Sellers. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.
8.7      Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or email of a PDF document, or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses, email and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).
If to Sellers, to:
MediaCo Holding Inc.
395 Hudson St., 7th Floor
New York, NY 10014
Attention: Bradford Tobin
Email: brad.tobin@mediacoholding.com

With copies (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Justin W. Chairman
Phone: (215) 963-5061
Facsimile: (215) 963-5001
Email: justin.chairman@morganlewis.com
If to Purchaser, to:
The Lamar Company, L.L.C.
Attn: James R. McIlwain, Esq.
5321 Corporate Blvd. (70808)
Post Office Box 66338

Baton Rouge, Louisiana 70896-6338
Telephone: (225) 926-1000
Email: jmcilwain@lamar.com

With copies (which shall not constitute notice) to:

Kean Miller LLP
II City Plaza
400 Convention Street, Suite 700
Baton Rouge, Louisiana 70802
Post Office Box 3513 (70821-3513)
Attn: Dean P. Cazenave, Esq.
                                 Amanda S. Bourgeois, Esq.
Telephone: (225) 387-0999
Email: dean.cazenave@keanmiller.com
            amanda.bourgeois@keanmiller.com

8.8      Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
8.9      Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Sellers, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Sellers, on the one hand, and Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by Sellers, on the one hand, or Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.
8.10      No Third-Party Beneficiaries; No Recourse Against Affiliates; Liability. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns, (ii) the Related Parties, who shall have the benefit of, and the right to enforce, this Section 8.10, (iii) the Retained

Counsel, who shall have the benefit of, and the right to enforce, Section 8.13 and (iv) as otherwise expressly provided in this Agreement. No Related Party of Sellers (and no Related Party of any Related Party) shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of Sellers arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transaction, including any alleged nondisclosure or misrepresentations made by any such Persons.
8.11      Assignment. Neither Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Purchaser, on the one hand, and Sellers, on the other hand; provided, that Purchaser may, without the consent of Sellers, assign this Agreement and its rights hereunder (i) for collateral security purposes to any lender providing financing to Purchaser, (ii) in connection with the sale of all or any portion of the Business or Purchased Assets in any form of transaction, (iii) to an Affiliate of Purchaser, or (iv) concurrently with the Closing, to the party identified by Purchaser to Sellers prior to the execution hereof. Any assignment in violation of this Section 8.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.
8.12      Cooperation with Legal Proceedings. From and after the Closing, if requested by Sellers and at Sellers’ expense, Purchaser shall reasonably cooperate with Sellers in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against Sellers or any of its Affiliates with respect to the Business, other than Legal Proceedings where Purchaser or any of its Affiliates is adverse to Sellers or any of their Affiliates. Without limiting the generality of the foregoing, but provided that such requests shall not unreasonably interfere with the business or operations of Purchaser, Purchaser shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Sellers may reasonably request. Sellers shall reimburse Purchaser for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 8.12.
8.13      Provisions Respecting Legal Representation.
(a)            It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that Sellers have retained Morgan, Lewis & Bockius LLP (the “Retained Counsel”) to act as their counsel in connection with the Transaction and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transaction and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Purchaser agrees, on its own behalf and on behalf of its managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Purchaser and/or any of its Affiliates, on the one hand, and Sellers and/or any of their Affiliates, on the other hand, the Retained Counsel may represent Sellers and/or their Affiliates in such dispute even though the interests of Sellers or their Affiliates may be directly adverse to Purchaser or its Affiliates, and even though the Retained Counsel may have represented the Sellers in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser.

(b)            Purchaser agrees that, after the Closing, neither Purchaser, nor any of its Subsidiaries or Affiliates will have any right to access or control any of the Retained Counsel’s records relating to or affecting the Transaction with respect to its representation of Sellers, which will be the property of (and be controlled by) Sellers. In addition, Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Business. Accordingly, Purchaser will not, and will cause each of its Subsidiaries and Affiliates not to, use any Attorney-Client Communication remaining in the records of the Sellers after Closing in a manner that may be adverse to Sellers or any of Sellers’ Affiliates. Purchaser agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates, that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Sellers and will not pass to or be claimed by Purchaser or its Affiliates or the Sellers, and (ii) Sellers will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Purchaser will not, and will cause each of its Subsidiaries and Affiliates not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Seller or an Affiliate of Sellers; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Seller or an Affiliate of Sellers.
8.14      Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.
ARTICLE IX
DEFINITIONS AND INTERPRETATIONS
9.1      Certain Definitions.
(a)            For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Advertising Contract” means each Contract between a Seller, on the one hand, and a third party, on the other hand, pursuant to which such third party is entitled to display an advertising, sponsorship or branding sign, message or display on a Structure.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Area” means the states of Georgia, Florida, Kentucky, Alabama, Ohio, South Carolina, and West Virginia.
“Assigned Contracts” means all Sign Location Leases, Facility Leases, Advertising Contracts, Wireless Contracts, Other Assigned Contracts, and Transferred Permits.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between any of the Retained Counsel (with respect to its representation of Sellers), on the one hand, and Sellers, or any of their respective Affiliates, on the other hand, that in any way relates to the Transaction, including any representation, warranty, or covenant of any Party under any Transaction Agreements.
“Books and Records” means the tangible and electronic books and records of Sellers relating to the Business and/or Purchased Assets (but excluding, for the avoidance of doubt, all records prepared in connection with the sale of the Business, including bids received from third persons and analyses relating to the Business), including all original Lease and Permit files, employee emails for those Business Employees whom Purchaser hires, as well as the CRM data for the Area (advertiser names, contact details, working leads, etc.), photos/photo sheets for each location and billing histories for each location.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Business Employees” means those employees of the Sellers whose services are primarily dedicated to the operation of the Business, including such individuals who are not actively at work due to vacation, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other authorized leave of absence and who are set forth on Section 9.1(a)(i) of the Sellers’ Disclosure Schedule. For the avoidance of doubt, Business Employees shall only include individuals whose position is primarily located in the Area and shall not include any corporate-level employees.
“Business Material Adverse Effect” means any event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that has had or is reasonably expected to have a material adverse effect on the Business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Sellers, taken as a whole; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Business Material Adverse Effect”, or be taken into account in determining whether a “Business Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Sellers operate; (v) the announcement of this Agreement, the pendency of the Transaction or any investigation or challenge to the Transaction, or the consummation of the Transaction (including but not limited to, for the avoidance of doubt, the loss of any suppliers, customers, advertisers, assets, or property interests resulting from the identity of Purchaser or the pendency of any investigation or challenge to the Transaction); (vi) compliance with the terms of, or the taking of any action required by this Agreement or undertaken with Purchaser’s written consent pursuant to the terms of this Agreement, or the failure to take any action expressly prohibited by this Agreement or to which Purchaser refused to provide consent pursuant to the terms of this Agreement, provided that Seller sought, but did not receive, the prior written consent of Purchaser to take such action; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); or (ix) any failure, in and of itself, by the Sellers to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Sellers failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Business Material Adverse Effect unless such cause or basis is otherwise excluded by this definition).
“Closing Consideration” means the Estimated Purchase Price minus the Escrow Amount.
“Closing Date Indebtedness” means all Indebtedness of the Sellers as of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, contract, indenture, note, mortgage, bond, lease or license, excluding all agreements relating to the use or occupancy of the Leased or Owned Real Property.
“Data Room” means the electronic documentation site, established by Drachman M&A Co. on behalf of Sellers in connection with the Transaction.
“Designated Representative” means, with respect to any Person, its respective officers, directors, Affiliates or employees (including employees of any Affiliate of such Person), permitted assigns, successors, agents, or any investment banker, attorney, accountant, auditor, or other advisor or representatives retained by them.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date any Laws concerning pollution, worker health or safety (with respect to management of or exposure to Hazardous Materials) or protection of the environment, or the Release, treatment, storage, transportation, remediation, exposure to or disposal of Hazardous Materials.
“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means Hancock Whitney Bank.
“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date in substantially the form attached as Exhibit D hereto.
“Escrow Amount” means $2,500,000.
“Facility Property” means any land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is either owned or Leased pursuant to a Facility Lease by a Seller for purposes of operating and maintaining a corporate office and/or warehouse space in the Area.

“Fairway Marks” means any and all trademarks owned by Sellers or any of its Affiliates that comprise or contain “Fairway” or “Fairway Outdoor”, whether in block letters or otherwise, whether alone or in combination with other words or elements (and excluding any such words or elements when not used in such combination), and including all translations, adaptations, derivations and combinations thereof, together with the goodwill associated with any of the foregoing.
“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by the Sellers with respect to the making of the representations and warranties expressly and specifically set forth in Article III (as modified by the Sellers’ Disclosure Schedule and which, for the avoidance of doubt, are made solely by each Seller on a several basis as to itself and not on a joint and several basis with the other Sellers); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Person to deceive and mislead the other party hereto.

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Power), Section 3.2 (Authorization of Agreement), Section 3.3 (Conflicts; Consents of Third Parties), Section 3.8 (Taxes), Section 3.9 (Title to Properties), the first sentence of Section 3.12 (Personal Property), and Section 3.18 (Financial Advisors).
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.
“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Hazardous Materials” means any substances, wastes or materials that pose a hazard to human health or the environment or are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).
“Indebtedness” means, with respect to any Person, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest and all applicable prepayment premiums and breakage costs associated therewith of (i) indebtedness for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement or any capital or finance lease; (c) all obligations of the type referred to in clauses (a) and (b) of other Persons for the payment of which any such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (d) all obligations upon which interest charges are customarily paid by such Person; (e) the notional amount of all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or other exchange rate hedging arrangements; (f) all obligations of such Person as a party in respect of letters of credits and banker’s acceptances; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property; provided, however, that Indebtedness shall not include (1)  any obligations under Leases (other than capital or finance leases) or (2) any undrawn letter of credit or similar instrument.
“Intellectual Property” means any and all (i) copyrighted works, and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), trade secrets, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) domain names; and (v) software and databases.

“IP Limiting Contract” means any Contract that materially limits, materially restricts or materially impairs the Sellers’ ability to use or enforce any Owned Intellectual Property, including any agreements entered into in connection with any settlement, co-existence or non-compete arrangement.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, the actual knowledge of Rahsan-Rahsan Lindsay, Ann Beemish, Bradford Tobin, Scott Furcolow and Deborah Enfinger, after reasonable inquiry.
“Law” means all foreign, federal, state, provincial and local laws, common law, statutes, codes, ordinances, rules, regulations, resolutions and Orders.
“Leased Real Property” means the properties subject to the Facility Leases and the Sign Location Leases.
“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property, including the right to use or occupy and land, structures or other improvements on such land and the right to all security deposits and other amounts and instruments deposited by or on behalf of the Person thereunder. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property, including the right to use or occupy and land, structures or other improvements on such land.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, complaints, charges, audits, investigations or proceedings (public or private) or any appeal therefrom by or before a Governmental Authority or arbiter.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed to the Sellers for use in the business of any of the Sellers (excluding licenses for unmodified, commercial off the shelf software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $100,000).
“Lien” means any lien, encumbrance, pledge, indenture, hypothecation, mortgage, deed of trust or other security interest, easements, rights of way, covenants, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options to purchase or lease, encroachments, encumbrances or other restrictions of any kind, including restrictions or limitations on ownership or use of the Owned Real Property or Leased Real Property, or irregularities in title thereto, and all other similar rights of third parties, of any kind or nature.
“Lookback Date” means January 1, 2020.

“Loss” or “Losses” means all damages, losses, claims, liabilities, demands, charges, suits, penalties, awards, judgments, settlements, fines, deficiencies, costs and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements); provided, that “Losses” shall not include any indirect, incidental, consequential or punitive damages.
“Material Structure” means any Structure that (i) that has generated at least $15,000 in revenues during the 12-month period ending on September 30, 2022, (ii) is located on an easement owned by any Seller or on an Owned Sign Location Property, or (iii) has one or more digital faces attached to such Structure.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement, dated as of July 11, 2022, by and between Lamar Media Corp. and Drachman M&A Co. on behalf of MediaCo Holding Inc.
“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.
“Ordinary Course of Business” means the ordinary and usual course of business of the Sellers with respect to the Business, consistent with past practices.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.
“Outdoor Advertising Permit” means any Permit or credits issued by any Governmental Authority permitting any Seller as of the Closing to build, access, maintain, illuminate and/or operate outdoor advertising Structures in the Area or authorizing any Seller to construct and/or operate new outdoor advertising structures, relocate existing Structures, or convert existing faces to digital within the Area.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by one or more of the Sellers.
“Owned Real Property” means the Owned Sign Location Properties and the Owned Facility Properties.
“Owned Sign Location Properties” means any land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that are owned by a Seller and used for purposes of installing and operating a Structure in the Area.
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained in accordance with GAAP; (iii) pledges, deposits or other Liens related to the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes) which are not yet due and payable; (iv) zoning, entitlement and other land use and environmental Laws by any Governmental Authority which are not violated by the current use or occupancy of such Owned Real Property and Leased Real Property; (v) any Lien recorded in public records affecting any Leased Real Property not created by any Seller or its Affiliates; (vi) title of a lessor under a capital or operating lease; (vii) any liens discharged or released at or in connection with the Closing; (viii) any easement, covenant, minor encroachment or other document with respect to a Purchased Asset that is either (1) a Material Owned Sign Location Property or Owned Facility Property or (2) a Sign Location Lease that is an easement and also a Material Contract, other than a document evidencing a monetary amount to be paid by Seller or its Affiliates, and, in each case, that does not materially detract from the existing use, value or occupancy or marketability of title of such Material Owned Sign Location Property, Owned Facility Property or Sign Location Lease; and (ix) such other Liens affecting a Sign Location Lease that is an easement but not a Material Contract (other than a document evidencing a monetary amount to be paid by any Seller or its Affiliates) or Owned Real Property and that is not a Material Owned Sign Location Property or Owned Facility Property, that, individually or in the aggregate, would not result in material liability or Loss to the Business or materially impair the operation of the Business.
“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially delay Purchaser or its Affiliates from consummating the Transaction or performing its obligations under this Agreement.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).
“Schedules” means the Sellers’ Disclosure Schedule and/or the Purchaser Disclosure Schedule, as the case may be.
“Sign Location Lease” means any Lease to which a Seller is a party or of which it has the benefit or has been assumed by or assigned to a Seller pursuant to which such Seller has obtained (i) the right to erect, place and/or maintain one or more Structures or outdoor advertising structures on any ground space, roof or wall space or upon any other improvement to real estate in the Area or (ii) any ancillary visibility, access or utility rights with respect to one or more Structures or outdoor advertising structures within the Area.
“Structures” means the bulletins, panels, posters, wall signs or other outdoor advertising sign structures used or proposed to be used by the Sellers in the operation of the Business, including all advertising panel faces, equipment, fixtures and appurtenances attached thereto or comprising a part thereof.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.
“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty imposed with respect to Taxes or Tax Returns or any addition thereto imposed by a Taxing Authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof filed or required to be filed with a Taxing Authority in respect of any Taxes.
“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.
“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.
“Transaction Agreements” means this Agreement, the Non-Disclosure Agreement, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Agreement, the Escrow Agreement, TSA and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser or any Seller is a party or to be executed by Purchaser or any Seller in connection with the consummation of the Transaction.
Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:
Accounting Referee	Section 1.7(e)(ii)
Agreed Allocation	Section 7.1
Agreement	Preamble
Allocation	Section 7.1
Acquired IP	Section 1.1(l)
Acquisition Agreements	Section 1.1(i)
Assigned Non-Competition Agreements	Section 1.1(h)
Base Price	Section 1.1

Basket Amount	Section 6.4(a)
Bill of Sale and Assignment and Assumption Agreement	Section 2.2(a)
Business	Recitals
Business Financial Information	Section 3.4(a)
Business Benefit Plan	Section 3.14
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Purchase Price	Section 1.7(d)
Closing Payment	Section 1.6
Closing Statement	Section 1.7(d)
COBRA	Section 5.6(b)
Delaware Courts	Section 8.3
Dispute Notice	Section 1.7(e)(i)
Environmental Permits	Section 3.10(a)(ii)
ERISA Affiliate	Section 3.14(a)
Escrow Fund	Section 1.8
Estimated Purchase Price	Section 1.7(a)
Excluded Third Party Indemnity Rights	Section 1.1(g)
Fairway Outdoor	Preamble
Final Closing Date Purchase Price	Section 1.7(f)
Financial Information Reference Date	Section 3.4(a)
FMG Kentucky	Preamble
Governmental Approval	Section 3.3(b)
Insurance Policies	Section 3.17
Leased Facility Property	Section 3.9(c)
Marked Materials	Section 5.5
Material Contracts	Section 3.11(a)
Material Owned Sign Location Properties	Section 3.9(a)
Material Sign Location Leases	Section 3.9(a)
Notice Event	Section 5.7(e)
Objection Period	Section 6.5(a)
Offered Employees	Section 5.6(a)
Owned Facility Property	Section 3.9(c)
Parties	Preamble
Party	Preamble
Payoff Letters	Section 2.2(l)
Phase-out Period	Section 5.5
Pre-Closing Statement	Section 1.7(a)
Purchase Price	Section 1.1
Purchaser	Preamble
Purchaser Advisors	Section 5.1(a)
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnities	Section 6.2
Related Party	Section 3.16
Retained Counsel	Section 8.13
Seller Indemnitees	Section 6.3

Sellers	Preamble
Sellers’ Disclosure Schedule	Article III
Transfer Taxes	Section 8.1(b)
TSA	Section 2.2(j)
Units	Recitals
WARN Act	Section 3.15(a)
Wireless Contracts	Section 1.1(e)
9.2      Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)            Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)            Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
(c)            Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant.
(d)            Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)            Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.
(f)            Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)            Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)            Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided in writing (including via electronic mail) to such Party or its representatives or posted by Sellers or their representatives in the Data Room, in each case, prior to the execution of this Agreement.
(i)            Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(j)            Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE X
OWNER GUARANTY
10.1      Owner Guaranty.  Each Owner, jointly and severally, hereby unconditionally and absolutely guarantees, as a guaranty of payment, performance and observation, and not merely as a guaranty of collection, the prompt payment, performance and observation by the Sellers of the obligations, covenants and agreements of the Sellers under Section 6.2(a) of this Agreement solely as relates to inaccuracies or breaches of the Fundamental Representations, subject in each case to the limitations set forth in Section 6.4 of this Agreement.  The obligations of the Owners under this Article X is a continuing guaranty and shall remain in effect and shall survive the Closing for the applicable survival period set forth in Section 6.1 with respect to such Fundamental Representations, and the obligations of the Owners shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice to or consent of the Owners: (a) the compromise, settlement, release, change, modification or amendment of any or all of the obligations, duties, covenants or agreements of any party under Article VI; or (b) the extension of the time for the payment of money or of the time for performance of any other obligations, covenants or agreements under Article VI.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:
THE LAMAR COMPANY, L.L.C.
By: Lamar Advertising Limited Partnership, its sole member
By: Lamar Advertising General Partner, LLC, its general partner
By: Lamar Media Corp., its sole member

By: /s/ Lee Kantrow, Jr.
    Name: Lee Kantrow, Jr.
    Title: Executive Vice-President

THE SELLERS:
FAIRWAY OUTDOOR LLC
By:   /s/ Bradford Tobin
Name: Bradford Tobin
Title: President, Chief Operating Officer, General Counsel and Secretary
FMG KENTUCKY, LLC
By: Fairway Outdoor LLC
Its: Manager
By:    /s/ Bradford Tobin
Name: Bradford Tobin
Title: President, Chief Operating Officer, General Counsel and Secretary
FMG VALDOSTA, LLC
By: Fairway Outdoor LLC
Its: Manager
By:    /s/ Bradford Tobin
Name: Bradford Tobin
Title: President, Chief Operating Officer, General Counsel and Secretary

OWNER: By: /s/ Bradford Tobin Name: Bradford Tobin Title: President, Chief Operating Officer and General Counsel

Exhibit A
Bill of Sale and Assignment and Assumption Agreement
(See attached.)

ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE
December 9, 2022
This ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE (this “Agreement”) is made effective as of December 9, 2022 (the “Effective Date”) by and between Fairway Outdoor LLC, a Delaware limited liability company,  FMG Kentucky, LLC, a Delaware limited liability company, FMG Valdosta, LLC, a Delaware limited liability company (together, the “Assignors” and each, an “Assignor”) and The Lamar Company, L.L.C., a Louisiana limited liability company (“Assignee”) (Assignors and Assignee being each a “Party” and collectively the “Parties”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the APA (as defined below).
RECITALS
WHEREAS, this Agreement is being executed and delivered pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 9, 2022, by and among the Assignors and Assignee (the “APA”);
WHEREAS, each Assignor desires hereby to sell, grant, assign, transfer, deliver and convey to Assignee, and Assignee desires to receive and accept, all of such Assignor’s right, title and interest in and to all of such Assignor’s share of the Purchased Assets, but none of the Excluded Assets; and
WHEREAS, Assignee desires to assume and agrees to pay, discharge and perform, as applicable, in a timely manner and in accordance with the terms of the APA, the Assumed Liabilities, but not any other liabilities of the Assignors, pursuant to and in accordance with the terms of and subject to the conditions set forth in the APA.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and in the APA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignors and Assignee agree as follows:
1.            Assignment.  Each Assignor hereby sells, grants, assigns, transfers, delivers and conveys to Assignee, and Assignee hereby accepts, all of such Assignor’s right, title and interest in and to the Purchased Assets, but none of the Excluded Assets, in each case on the terms of and subject to the conditions set forth in the APA and the Assigned Contracts.  Each Assignor covenants and warrants that it has full contractual rights or legal title, as applicable, to such Assignor’s share of the Purchased Assets free and clear of any and all liens and encumbrances other than Permitted Liens.
2.            Assumption.  Each Assignor hereby assigns to Assignee, and Assignee hereby expressly assumes and agrees to pay, discharge and perform, as applicable, such Assignor’s share of the Assumed Liabilities (including such Assignor’s duties and obligations under any Assigned Contracts), but not any other liabilities of the Assignors, in each case on the terms of and subject to the conditions set forth in the APA.
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3.            Terms of the APA.  This Agreement shall be subject to the terms, conditions, and covenants set forth in the APA.  Nothing in this Agreement supersedes, expands, or extinguishes any of the obligations, agreements, covenants, or warranties of the Assignors or Assignee contained in the APA.  If any conflict exists between this Agreement and the APA, then the terms of the APA shall control.
4.            Further Assurances.  In addition to this Agreement, the Assignors, Affiliates of the Assignors, Assignee and Affiliates of Assignee may enter into various other assignments, which documents will be filed of record, to the extent necessary, in the appropriate filing locations to provide notice of record of the assignments provided for in this Agreement.  The Assignors and Assignee, on behalf of themselves and their respective Affiliates, mutually agree to execute such further deeds, bills of sale, assignments, releases, assumptions, notifications or other documents as may be reasonably requested for the purpose of giving effect to, evidencing, or giving notice of the transactions evidenced by this Agreement. Anything contained herein to the contrary notwithstanding, Assignee assigns to TLC Properties, LLC, an Affiliate of Assignee,  the right to accept assignments of Easements with respect to the Sign Location Leases that are easements, and deeds for each parcel of Owned Real Property  and Assignors, on behalf of itself and its Affiliates agree TLC Properties, LLC, will be the named assignee in the assignments of Easements with respect to the Sign Location Leases that are easements and the named grantee in the deeds for each parcel of Owned Real Property; provided, however, with respect to any Easements or any parcel of Owned Real Property described on Schedule 2.2(e), no assignments or deeds will be provided by Assignors or any affiliate of Assignor unless Assignee delivers notice to Assignors pursuant to Section 5.8 of the APA that such record interests are not held by Assignee or an Affiliate of Assignee .
5.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred (other than by operation of law), by any Party without the prior written consent of the other Party; provided, however, that either Party may assign any of its rights under this Agreement to any of its affiliates. Except as may be set forth in the APA, nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties and their respective successors and permitted assigns, any rights, benefits or obligations hereunder.
6.            Modification and Waiver.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby.  No waiver of any of the provisions (or of any default thereof) of this Agreement shall be deemed or shall constitute a waiver of any other provision (or default) hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
7.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when executed and sent to the other Party, shall be deemed an original, and all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
8.            Governing Law; Jurisdiction and Venue; Disputes.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without
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giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the Delaware Courts, and each of the Assignors and Assignee irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Each of the Assignors and Assignee acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

[Signature page immediately follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ASSIGNORS: FAIRWAY OUTDOOR LLC
By:	_______________________
Name:	Bradford Tobin
Title:	President, Chief Operating Officer, General Counsel and Secretary

FMG KENTUCKY, LLC By: Fairway Outdoor LLC Its: Manager
By:	_______________________
Name:	Bradford Tobin
Title:	President, Chief Operating Officer, General Counsel and Secretary

FMG VALDOSTA, LLC By: Fairway Outdoor LLC Its: Manager
By:	_______________________
Name:	Bradford Tobin
Title:	President, Chief Operating Officer, General Counsel and Secretary

ASSIGNEE:

THE LAMAR COMPANY, L.L.C.

By: Lamar Advertising Limited Partnership, its sole member

By: Lamar Advertising General Partner, LLC, its general partner

By: Lamar Media Corp., its sole member

By:________________________________
Name: Lee Kantrow, Jr.
Title: Executive Vice-President

Exhibit B
IP Assignment
(See attached.)

Execution Version

INTELLECTUAL PROPERTY ASSIGNMENT
This INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is entered into as of December 9, 2022, by and among Fairway Outdoor LLC, a Delaware limited liability company, FMG Kentucky, LLC, a Delaware limited liability company, FMG Valdosta, LLC, a Delaware limited liability company (collectively, the “Assignors”) and The Lamar Company, L.L.C., a Louisiana limited liability company (the “Assignee”).
WHEREAS, Assignors and Assignee have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”);
WHEREAS, Assignors desires to sell, convey, transfer, assign and deliver to Assignee, and Assignee desires to purchase from Assignors, Assignors’ rights in and to certain Intellectual Property owned by Assignors and used primarily in the business of selling outdoor advertising space, and producing signs for use, on billboards in the Area including the Intellectual Property set forth on Schedule A hereto but excluding the Fairway Marks (“Assigned Intellectual Property”); and
WHEREAS, all capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors and Assignee hereby agree as follows:
1.            Assignors hereby irrevocably assign, sell, transfer, convey and deliver to Assignee, and Assignee hereby assumes and accepts, all of Assignors’ rights, title and interest throughout the world in and to all Assigned Intellectual Property and goodwill associated therewith, free and clear of any and all Liens other than Permitted Liens. For the avoidance of doubt, neither the Asset Purchase Agreement or this Assignment transfer any rights to Assignee in any trademarks owned by Assignors or their Affiliates that comprise or contain FAIRWAY or FAIRWAY OUTDOOR, whether alone or in combination with other words or elements, and including translations adaptations, derivations and combinations thereof.
2.            Assignors hereby covenant and agree that Assignors shall, upon the reasonable request and at the expense of Assignee, execute and deliver any and all papers and do all lawful acts that may be necessary or desirable to correct, perfect and/or record Assignee’s title to the Assigned Intellectual Property, and such other assignment agreements in such form as may be required by Assignee for each jurisdiction in which any Assigned Intellectual Property is pending, issued or registered. Assignors agrees that (a) until such time as Assignee is recorded or registered as the record owner of the Assigned Intellectual Property in each jurisdiction, Assignors promptly shall deliver to Assignee all notices, office actions and other correspondence received by it with respect to the Assigned Intellectual Property from any intellectual property office, governmental authority or any third party, and (b) Assignors shall not take any action with respect to the Assigned Intellectual Property, including without limitation filing any response to any office actions, except as may be authorized in advance by Assignee in its sole discretion.
3.            Assignors hereby authorize and request the Patent and Trademark Office officials in the United States of America, the domain name registrar for the assigned domain names and, in each case, the corresponding government officials of any and all states of the United States of America and foreign countries whose duty is to issue intellectual property protection or other evidence or forms of industrial property protection on patents, copyrights, trademarks and/or domain names to record this Assignment and to issue the same to Assignee, its successors, legal representatives and assigns, in accordance with the terms of this instrument.
4.            Upon the execution of this Assignment, Assignors shall perform all acts necessary to effect the transfer of the assigned domain names from Assignors to Assignee including, but not limited to, the execution, notarization, and return to Assignee or its agents of any transfer forms required by Assignee’s or Assignors’ domain name registrar.
5.            Assignors recognizes Assignee’s exclusive ownership and title to the Assigned Intellectual Property throughout the world and Assignors shall not, directly or indirectly, claim adversely to Assignee any right, title or interest in and to the Assigned Intellectual Property in any country or jurisdiction of the world.
6.            This Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Assignment shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction.
7.            This Assignment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Intellectual Property Assignment as of the date first above written.
ASSIGNORS:
Fairway Outdoor LLC
By:
Name: Bradford Tobin
Title: President, Chief Operating Officer, General Counsel and Secretary
FMG Kentucky, LLC
By: Fairway Outdoor LLC
Its: Manager
By:
Name: Bradford Tobin
Title: President, Chief Operating Officer, General Counsel and Secretary
FMG Valdosta, LLC
By: Fairway Outdoor LLC
Its: Manager
By:
Name: Bradford Tobin
Title: President, Chief Operating Officer, General Counsel and Secretary

ASSIGNEE:
The Lamar Company, L.L.C.
By: Lamar Advertising Limited Partnership, its sole member

By: Lamar Advertising General Partner, LLC, its general partner

By: Lamar Media Corp., its sole member

By:________________________________
Name: Lee Kantrow, Jr.
Title: Executive Vice-President

SCHEDULE A

Omitted pursuant to Item 601(a)(5) of Regulation S-K

Exhibit C
Transition Services Agreement
(See attached.)

Exhibit D
Escrow Agreement
(See attached.)

Schedule A
Sellers’ Disclosure Schedule
(See attached.)

Schedule B
Purchaser Disclosure Schedule
(See attached.)

Schedule C
Offered Employees